Exhibit 10.9
K&F INDUSTRIES
RETIREMENT PLAN FOR SALARIED EMPLOYEES

TABLE OF CONTENTS

INTRODUCTION	-1-

General Description	-1-

ARTICLE I. DEFINITIONS	-2-
ABS Participant	-2-
Actuarial Equivalent	-2-
Adjusted Earnings	-2-
Affiliate	-2-
Alternate Payee	-3-
Annual Accrued Benefit	-3-
Annuity Starting Date	-3-
Base Amount	-3-
Basic Benefit	-3-
Beneficiary	-3-
Board	-4-
Class A Survivor	-4-
Class B Survivor	-4-
Class C Survivor	-4-
Code	-4-
Committee	-5-
Company	-5-
Contribution Base Amount	-5-
Contributing Participant	-5-
Contributory Benefit	-5-
Contributory Service	-5-
Deferred Vested Benefit	-5-
Deferred Vested Termination Date	-5-
Early Commencement Factor	-6-
Early Retirement Benefit	-6-
Early Retirement Date	-6-
Earnings	-6-
Effective Date	-7-

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EF Participant		-7-
Election Period		-7-
Eligibility Service		-7-
Eligible Employee		-7-
Eligible	Spouse	-8-
Employer		-8-
Employment Date		-9-
ERISA		-9-
Forfeitures		-9-
Former Participant		-9-
Goodyear Participant		-9-
Goodyear Plan		-9-
Highly Compensated Employee		-9-
Hour of Service		-9-
K&F Participant		-9-
Late Retirement Benefit		-9-
Late Retirement Date		-9-
Normal Retirement Date		-9-
Normal Retirement Benefit		-10-
Option		-10-
Participant		-10-
Period of Severance		-10-
Plan		-10-
Plan Year		-10-
Prior Plan		-10-
Prior Plan Participant		-10-
Proper Application		-10-
QDRO		-10-
QJSA		-10-
QPSA		-10-
Qualified Joint and Survivor Annuity		-10-
Qualified Pre-Retirement Survivor Annuity		-11-
Regular Survivor Benefit		-11-
Required Beginning Date		-11-
Retirement Date		-11-
Severance from Service Date		-11-
Social Security Wage Base		-11-
Special Supplemental Non-Contributory Benefit		-11-
Survivor		-11-
Transition Survivor Benefit		-11-
Trust Agreement		-11-

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Trust		-11-
Trustee		-11-
Vested Percentage		-11-

ARTICLE II. ADMINISTRATION		-12-
2.1	Committee’s Discretionary Power to Interpret and Administer the Plan	-12-
2.2	Rules of the Committee	-13-
2.3	Claims Procedure	-13-
2.4	QDRO Claim	-14-
2.5	Indemnification of Committee Participants	-15-
2.6	Power to Execute Plan and Other Documents	-15-
2.7	Conclusiveness of Records	-15-

ARTICLE III. ELIGIBILITY AND HOW TO CALCULATE SERVICE		-16-
3.1	When Participation Starts and Ends	-16-
3.2	How to Calculate Eligibility Service	-16-

ARTICLE IV. VESTING AND FORFEITURES		-18-
4.1	Vesting	-18-
4.2	Forfeitures	-18-

ARTICLE V AMOUNT OF RETIREMENT BENEFIT		-19-
5.1	General Rules for Calculating Amount of Plan Benefits	-19-
5.2	The Different Plan Benefits	-19-
5.3	Annual Accrued Benefit	-19-
5.4	Special Section 401(a)(17) Provision Regarding Plan Benefits	-22-
5.5	Normal Retirement Benefit	-23-
5.6	Late Retirement Benefit	-23-
5.7	Early Retirement Benefit	-23-
5.8	Special Supplemental Non-Contributory Benefit	-24-
5.9	Deferred Vested Benefit	-25-
5.10	Co-ordination with Prior Plan	-26-
5.11	Effect of Deferred Payment	-26-
5.12	Reemployment After Receipt of Plan Benefits	-26-
5.13	Employment After Normal Retirement Date	-27-
5.14	Transition Survivor Benefit	-27-
5.15	Regular Survivor Benefit	-29-

ARTICLE VI. PAYMENT OF RETIREMENT AND DEATH BENEFITS		-31-
6.1	How to Retire	-31-
6.2	Timing of Participant’s Benefits	-32-

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6.3	Normal Form of Benefits	-34-
6.4	Notice and Election Period	-34-
6.5	Waiver and Spousal Consent Necessary for Optional Forms of Benefit	-35-
6.6	Optional Forms of Benefit	-37-
6.7	Qualified Pre-Retirement Survivor Annuity	-38-
6.8	Special Qualified Pre-Retirement Survivor Annuity for Non-Spouse Beneficiaries	-40-
6.9	Form of Benefit Fixed as of Annuity Starting Date	-41-

ARTICLE VII. EMPLOYEE CONTRIBUTIONS		-42-
7.1	Period of Participation	-42-
7.2	Employee Contributions	-42-
7.3	Withdrawal of Contributions	-43-
7.4	Repayment of Contributions Previously Withdrawn	-44-
7.5	Return of Contributions in Event of Death	-44-
7.6	Additional Death Benefit	-45-

ARTICLE VIII. THE TRUST, FUNDING AND CONTRIBUTIONS		-46-
8.1	Employer Contributions to the Trust Fund	-46-
8.2	Employee Contributions to the Trust Fund	-46-
8.3	The Trust	-46-

ARTICLE IX. AMENDMENT AND TERMINATION		-47-
9.1	Power to Amend Plan	-47-
9.2	Power to Terminate Plan	-47-
9.3	Allocation of Assets Upon Termination	-47-
9.4	Reversion to Employer	-48-

ARTICLE X. LIMITATION OF BENEFITS		-49-
10.1	Construction	-49-
10.2	Definitions	-49-
10.3	Limitation on Annual Benefits	-50-
10.4	Adjustments for Early or Late Payment	-50-
10.5	Conditional Exemption for Pensions Under $10,000	-51-
10.6	Participants with Fewer Than Ten Years of Service	-51-
10.7	Participants with Fewer Than Ten Years of Participation	-51-
10.8	Benefits Payable under More Than One Defined Benefit Plan	-52-
10.9	Participation in Defined Contribution Plan	-52-
10.10	Limitation Year	-54-
10.11	Protection of Current Accrued Benefit	-54-
10.12	Rules Regarding 25 Top-Paid Employees	-54-

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ARTICLE XI. GENERAL PROVISIONS		-56-
11.1	No Contract of Employment	-56-
11.2	Employer Not Liable for Plan Benefits	-56-
11.3	Exclusive Benefit and Return of Employer Contributions	-56-
11.4	Tax Withholding	-57-
11.5	Incompetency or Minority of Payee	-57-
11.6	Missing Payees	-57-
11.7	Alienation and QDROs	-58-
11.8	Notice to Committee, Elections	-59-
11.9	Merger or Transfer With Other Plans	-59-
11.10	Fiduciaries	-59-
11.11	Plans Shall Comply with Law; and Choice of Law	-59-
11.12	Qualified Military Service	-59-
11.13	Gender and Number	-60-
11.14	Headings of Sections and Articles	-60-
11.15	Illegality of Particular Provisions	-60-
11.16	Receipt and Release for Payments	-60-
11.17	Action by the Employer	-60-
11.18	Mistaken Payments	-60-
11.19	Participants and Beneficiaries Bound by the Plan	-61-
11.20	Direct Rollover Distributions to Other Plans or IRAs	-61-

ARTICLE XII. SPECIAL PROVISIONS FOR GOODYEAR PARTICIPANTS		-63-
12.1	Reductions for Goodyear Plan Benefits	-63-
12.2	Miscellaneous Provisions Regarding Goodyear Plan Participants	-63-

ARTICLE XIII. “TOP-HEAVY” PROVISIONS		-64-
13.1	Applicable Plans Included in Determination of “Top Heavy” Status	-64-
13.2	“Key Employee”	-64-
13.3	“Top Heavy” Test	-65-
13.4	Determination Dates	-65-
13.5	Add-Back of Prior Distributions	-66-
13.6	Former Employees Disregarded after Five Plan Years	-66-
13.7	Compliance with Code Section 416	-66-
13.8	Beneficiaries	-66-
13.9	Provisions Applicable in “Top Heavy” Plan Years	-66-
13.10	Represented Employees	-68-

ARTICLE XIV. LEASED EMPLOYEES		-69-
14.1	Applicable Plans Included Definitions	-69-

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14.2	Treatment of Leased Employees	-69-
14.3	Exception for Employees Covered by Plans of Leasing Organization	-69-
14.4	Construction	-70-

Supplement A		-71-

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K&F INDUSTRIES
RETIREMENT PLAN FOR SALARIED EMPLOYEES
INTRODUCTION
          This Plan was originally established effective May 1, 1989, as the K&F Industries Retirement Plan for Salaried Employees (the “Plan”), as a spin-off of assets and liabilities from the Loral Systems Group Retirement Plan for Salaried Employees.
          The Plan was established to provide retirement benefits to eligible employees, as a defined benefit plan. It is intended to qualify under Code Section 401(a) and its trust fund is intended to be tax-exempt under Code Section 501.
          The Plan has been restated as follows:
(1)	Effective May 1, 1989, reflecting amendments made through January 1, 1990;

(2)	Effective May 1, 1989, reflecting amendments made through December 20, 1994; and

(3)	Effective January 1, 1997, reflecting amendments made through December 31, 2001.
          This restatement applies only to Participants who have an Hour of Service on or after January 1, 1997. The prior version of this Plan shall determine benefits for other Participants.
General Description
          Benefits under this Plan are attributable to Employer and elective employee contributions, and are integrated with Social Security. Employee contributions, although elective, are considered to be “mandatory” under Code Section 411(c) because, under certain circumstances, enhanced Plan benefits can result from Employee contributions.
          Benefits under the Plan are calculated according to a Participant’s Earnings (for Contributory Benefit only) and Years of Service (measured using the elapsed time method) according to the formulas in Article V, and vary according to the Employee’s location.
          The Plan provides for a subsidized early retirement benefit. There is no charge for a QPSA.

ARTICLE I. DEFINITIONS
          As used herein, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:
“ABS Participant ” means a Participant whose Employer is Aircraft Braking Systems Corp.
“Actuarial Equivalent ” shall mean:
(a)	A benefit of equal value based upon the Unisex Pension-1984 Mortality Table and an interest rate of 6% per annum, compounded annually, except as provided further in this definition.

(b)	Effective for lump sum distributions made on or after January 1, 2000, in determining the present value of any vested accrued benefit under this Plan, the interest rate used shall equal the annual rate of interest on 30-year Treasury securities as specified by the Commissioner of Internal Revenue for the second calendar month preceding the first day of the Plan Year during which the Annuity Starting Date occurs; and the mortality assumption post-retirement will be the 1983 Group Annuity Mortality Table, gender neutral, blended 50/50 Male/Female or such other mortality table as may be required by the Code or applicable regulations. For lump sum distributions made prior to January 1, 2000, the prior version of this Plan shall determine the actuarial assumptions used for this purpose.
“Adjusted Earnings ” of an Eligible Employee shall mean an amount equal to his average annual Earnings while an EF Participant for the 10-year period (or his entire period of service as an EF Participant if less than 10-years) while he made contributions immediately prior to the earliest of (i) his retirement or other termination of active employment, (ii) the last month for which he made contributions under Article VII or (iii) if Section 5.3(d)(1)(B) is applicable to him, January 1, 1992.
“Affiliate ” means any corporation, trade or business during any period when it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Code Section 414(b), the common control rules of Code Section 414(c), the affiliated service group rules of Code Section 414(m), or the rules of 414(o), subject to the rules of Code Section 415(h). Loral Corporation and its subsidiaries and affiliates shall be considered to be an Affiliate prior to May 1, 1991 for employees hired prior to that date.

“Alternate Payee ” means any Eligible Spouse, former Eligible Spouse, child or other dependent of a Participant who is recognized by a “qualified” court domestic relations order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant, as described in Code Section 414(p). The determination of whether a court order is “qualified” shall be made in the sole discretion of the Committee.
“Annual Accrued Benefit ” is defined in Section 5.3.
“Annuity Starting Date ” shall mean:
(a)	with respect to any lump sum or installment payment, the date as of which the Participant is both (1) eligible to receive payments and (2) has completed his Proper Application (if applicable).

(b)	with respect to any one of a series of payments over the life or life expectancy of one or more distributees, the first date for which the benefit is paid, even if this date is not the date of actual payment.

(c)	The term “Annuity Starting Date” shall be determined with respect to payments made to the Participant, rather than with respect to any survivor benefit payments (excepting only the QPSA).

(d)	The term “Annuity Starting Date” shall, in all events, be defined by Code Regulation Section 1.401(a)-20.
“Base Amount ” of a Participant shall mean 90% of the average of the Social Security Wage Base as in effect during the period of 10 years immediately prior to the earliest of (i) his retirement or other termination of employment, (ii) the last month for which he made the contributions under Article VII, or (iii) if Section is applicable to him, January 1, 1992.
“Basic Benefit ” for a Participant shall have the meaning set forth in Section 5.3.
“Beneficiary ” means a Participant’s designated beneficiary, under Plan procedures. As required by the context of the Plan, “Beneficiaries” may also include Alternate Payees.
(a)	The Beneficiary of any married Participant shall normally be his legally married spouse, at the time of death (whether or not she or he is an Eligible Spouse). Married Participants may designate someone other than a spouse as Beneficiary, only if the designation includes the written consent of the Participant’s spouse, as set out in Section 6.5. If these requirements are not met, then the designation of a non-spouse Beneficiary is invalid. However, the Committee may not require the spouse’s written consent if it is established to the satisfaction of the Committee that such consent cannot be obtained because (a) there is no spouse, (b) the spouse cannot be located, or (c) such other circumstances exist as may be prescribed by applicable regulation.
Any such written spousal consent or establishment that consent cannot be obtained shall be effective only with respect to that spouse.

(b)	Beneficiary designations may be changed at any time before the Annuity Starting Date. If no proper Beneficiary is designated or survives, the Participant’s Beneficiary shall be, in the following order of priority: (1) his spouse, if living at the time of such payment; (2) his children (including adopted children but excluding stepchildren) per stirpes; (3) his estate.

(c)	If the Committee is in doubt as to the right of any person to receive a Plan benefit, the Committee may direct the Trustee to retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Trustee to pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Trust therefor.
“Benefit Service” shall mean a Participant’s period of employment as an Eligible Employee, during which he is being paid for a period in which he is working, which shall be measured in whole years and fractions of a year in months. Any fraction of a month remaining after aggregation shall be rounded to the nearest whole month. In addition, if an Eligible Employee has an approved period of absence, whether paid or unpaid, including a period of layoff (as defined in the written layoff policy of the Employer), the first twelve continuous months (twenty-four months for K&F and ABS Participants) of such period shall count towards Benefit Service.
“Board ” or “Board of Directors” shall mean the Company’s Board of Directors.
“Class A Survivor ” is defined in Section 5.14.
“Class B Survivor ” is defined in Section 5.14.
“Class C Survivor ” is defined in Section 5.14.
“Code ” means the Internal Revenue Code of 1986, as amended from time to time, and all appropriate regulations and administrative guidance.

“Committee ” shall mean the Pension Committee which administers the Plan in accordance with Article II. As context requires, the word “Committee” shall refer to the Committee or its delegates.
“Company ” means K&F Industries, Inc., a New York corporation, and any successor thereto which adopts this Plan. The Company shall act by resolution of its Board of Directors.
“Contribution Base Amount ” of an Eligible Employee for any payroll period shall be 1/26th of the Social Security Wage Base as in effect at the time he makes the contributions under Section 7.3.
“Contributing Participant ” means a Participant who, for a particular payroll period, makes contributions to the Plan under Article VII.
“Contributory Benefit ” is the Plan benefit accrued with respect to the employee contributions made under Article VII, as calculated under Section 5.3.
“Contributory Service ” shall mean, subject to Section 5.3(e), the portion of a Participant’s Benefit Service during which he is a Contributing Participant.
“Deferred Vested Benefit ” is defined in Section 5.9.
“Deferred Vested Termination Date ” means:
(a)	the first day of the month coincident with or next following the date that a Participant terminates active employment. A Deferred Vested Termination Date will always precede any date that might have been the Participant’s Retirement Date.

(b)	Generally, a Deferred Vested Termination Date will arise only with respect to a Participant whose Vested Percentage is more than 0%. However, a Contributing Participant who retains a Contributory Benefit may incur a Deferred Vested Termination Date even if he has no Vested Percentage.

(c)	A Deferred Vested Termination Date will be the date as of which a Participant’s Deferred Vested Benefit is calculated, under Article V.

(d)	A Deferred Vested Termination Date is not a “Retirement Date” per se. Accordingly, if any benefit under any welfare plan is dependent upon “retirement,” then such a benefit may not be available to a Participant who terminates employment as of his Deferred Vested Termination Date.
“Early Commencement Factor ” is described in Section 5.7.
“Early Retirement Benefit ” is described in Section 5.7.
“Early Retirement Date ” means the first day of the month coincident with or immediately following the date the Participant:
(a)	retires under the terms of the Plan;

(b)	has not reached his Normal Retirement Date;

(c)	is not receiving benefits under his Employer’s long term disability policy; and

(d)	has completed one of the following requirements:
(1)	30 years of Eligibility Service; or

(2)	attained age 55 plus
(A)	10 years of Eligibility Service; or

(B)	attained age plus years of Eligibility Service equal to at least 70.
“Earnings ” shall mean:
(a)	the total cash remuneration actually paid by an Employer, including regular earnings; commissions; overtime pay; bonuses; incentive compensation; elective employee deferrals or contributions made under any qualified retirement plan; Code Section 125 elective payroll deduction contributions; and lump sum vacation allowances.

(b)	Any compensation that is accrued but not paid during the relevant Plan Year shall be included only in the Plan Year when paid. The following items shall also be excluded: any special allowances; distributions from any employer qualified retirement or welfare plan; the execution or granting of stock options; imputed income from life insurance; fringe benefits; employer contributions made to any welfare plan, or to any qualified retirement plan; any reimbursed expenses such as relocation expenses; all severance pay and unemployment benefits.

(c)	(1)	Effective as of January 1, 1994, in addition to other applicable limits set out in this Plan, and notwithstanding any contrary Plan provisions, Earnings accounted under this Plan shall be capped at $150,000 (adjusted for cost of living, as provided by Code Section 401(a)(17)).

	(2)	If a cost of living adjustment is declared under the Code with respect to any calendar year, it shall affect the Earnings accounted for the Plan Year that begins on the January 1st of that same calendar year.

	(3)	Generally, if Earnings paid for any prior Plan Year are taken into account in determining benefit accruals for the current Plan Year, then the Earnings limit for the prior year will be subject to the Code Section 401(a)(17) limit applicable (adjusted for the cost of living) for that prior year.

	(4)	If a Participant is not actively employed for a full Plan Year, then his credited Earnings under Code Section 401(a)(17) shall not be reduced, prorated, or limited because of his incomplete year of service.

	(5)	However, if this Plan should be amended to base its benefit allocation or accrual formula on compensation paid for a period of less than a Plan Year, then Earnings taken into account under this Plan shall be prorated, to correspond to the period of time used in the Plan formula. For example, if the Plan formula is based on compensation paid each quarter, then the 401(a)(17) limit for that Plan Year shall be divided by four, when applying the Plan benefit formula.
(e)	To the extent that any Participant’s Earnings exceeded $150,000 prior to January 1, 1994, Section 5.4 shall apply to his Annual Accrued Benefit.
“Effective Date ” of this Plan shall mean May 1, 1989. Unless specified within the Plan, all Plan provisions are effective as of the Effective Date. However, the terms of the Prior Plan, or any earlier restatement of this Plan, shall apply with respect to periods before the Effective Date.
“EF Participant ” means a Participant whose Employer is Engineered Fabrics Corp..

“Election Period ” refers to a period during which certain elections must be made concerning the form of benefit paid under the Plan. It is described in Section 6.4.
“Eligibility Service ” shall have the meaning set forth in Article III.
“Eligible Employee ” shall mean any employee of an Employer, subject to the following:
(a)	An Employer may, in its discretion, determine that employees employed in a specified division, subdivision, plant, location or job classification of such Employer shall not be Eligible Employees, provided that any such determination shall not discriminate in favor of Highly Compensated Employees so as to prevent the Plan from qualifying under section 401(a) of the Code;

(b)	If an employee is employed primarily to render services within the jurisdiction of a union and his compensation, hours of work, or conditions of employment are determined by collective bargaining with such union, he shall not be an Eligible Employee unless the applicable collective bargaining agreement expressly provides that he shall be eligible to participate in this Plan, in which event he shall be entitled to participate in this Plan only to the extent and on the terms and conditions specified in such collective bargaining agreement.

(c)	An employee shall not be an Eligible Employee if he is a nonresident alien; and

(d)	An individual who performs services for an Employer under an agreement or arrangement (which may be written, oral, and/or evidenced by the Employer’s payroll practice) with such individual or with any other organization that provides the services of such individual to the Employer, pursuant to which such individual is treated as an independent contractor or is otherwise treated as an individual ineligible for participation in this Plan, shall not be an Eligible Employee irrespective of whether he or she is treated as an employee of an Employer under common law employment principles or pursuant to the provisions of section 414(m), 414(n) or 414(o) of the Code.
“Eligible Spouse ” shall mean:
(a)	A Participant’s legally married spouse. Further, with respect to a spouse’s eligibility to receive a QPSA survivor benefit, an Eligible Spouse must have been married to the Participant for at least one full year before the Participant’s date of death.

(b)	Whether or not an individual is an Eligible Spouse shall in all events be determined under Code Regulation section 1.401(a)-20.

“Employer ” shall mean the Company or any of its divisions, and any corporation, business association, partnership or proprietorship or any division or unit, which shall be approved, by appropriate action of the Board as a participating Employer under the Plan and which shall adopt the terms and provisions of the Plan by appropriate action of its board of directors. Any Employer which is not a corporation shall act by resolution of the board of directors of the Corporation of which it is a part. Any Employer which is a corporation shall act by resolution of its Board of Directors. As to any employee, at any time of reference, “Employer” shall mean his Employer. For any period prior to May 1, 1989, “Employer” shall mean an Employer as defined in the Prior Plan.
“Employment Date ” means the first day of employment with an Employer, as determined by the Employer’s procedures, and within its discretion.
“ERISA ” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all appropriate regulation, and administrative guidance.
“Forfeitures ” are defined in Section 4.3.
“Former Participant ” means:
(a)	An individual who has ceased to be a Participant for any of the reasons set out in Article III.

(b)	A Former Participant is ineligible to accrue further benefits under the Plan.
“Goodyear Participant ” means a Prior Plan Participant who was, prior to March 13, 1987, a participant in the Goodyear Plan.
“Goodyear Plan ” shall mean The Goodyear Tire & Rubber Company Retirement Plan for Salaried Employees, as in effect from time to time prior to March 13, 1987.
“Highly Compensated Employee ” shall mean for Plan Years beginning after December 31, 1996, any employee (1) who during the Plan Year or the look-back year was a 5% owner as defined in Code §416(i)(1); or (2) who for the look-back year had Earnings in excess of $80,000 as adjusted under Code §415(d). The look-back year will be the 12 month period immediately preceding the Plan Year for which the determination is being made.
“Hour of Service ” with respect to an employee shall mean each hour for which he is paid, or entitled to payment, for the performance of duties for an Employer or any Affiliate.
“K&F Participant ” means a Participant whose Employer is K&F Industries, Inc.

“Late Retirement Benefit ” is defined in Section 5.6.
“Late Retirement Date ” means the first day of the month coincident with or next following the date on which a Participant retires, under the terms of the Plan, after his Normal Retirement Date.
“Normal Retirement Date ” shall mean the first day of the month coincident with or immediately following the later of:
(a)	an employee’s 65th birthday, or

(b)	the date an employee completes five years of Eligibility Service, or the fifth anniversary of the date such individual became a Participant if earlier (provided that such an employee has been in continuous Service during all five years).
“Normal Retirement Benefit ” is defined in Section 5.5.
“Option ” means Option A or Option B as defined in Section 6.6.
“Participant ” means any person who is participating in the Plan, under the terms of the Plan, after meeting the eligibility requirements of Article III. Participant shall include ABS, EF and K&F Participants.
“Period of Severance ” is defined in Section 3.3.
“Plan ” shall mean this K&F Industries Retirement Plan for Salaried Employees, as amended from time to time, as well as the Trust Agreement.
“Plan Year ” shall mean a calendar year; provided, however, that the first Plan Year of the Plan shall be the period commencing on May 1, 1989 and ending on December 31, 1989.
“Prior Plan ” shall collectively mean The Loral Systems Group Retirement Plan for Salaried Employees, as in effect from time to time prior to May 1, 1989, the Loral Corporation Pension Plan and the Goodyear Plan.
“Prior Plan Participant ” means an individual Participant who was participating in the Prior Plan as a participant immediately prior to May 1, 1989 and who became an Eligible Employee on May 1, 1989.
“Proper Application ” is defined in Section 6.1.

“QDRO ” is an abbreviation for “qualified domestic relations order,” defined in Section 11.7.
“QJSA ” is an abbreviation for “Qualified Joint and Survivor Annuity.”
“QPSA ” is an abbreviation for “Qualified Pre-Retirement Survivor Annuity.”
“Qualified Joint and Survivor Annuity ” means an annuity for the life of a Participant with a survivor annuity for the life of his Eligible Spouse (provided the recipient was his Eligible Spouse as of his Annuity Starting Date). The amount of the survivor annuity shall be 50% of the amount payable during the lifetime of the Participant with a 5 year period certain (as described in Section 6.3(b)). The QJSA shall be calculated to be the Actuarial Equivalent of a single life annuity for the life of the Participant, as of his Normal Retirement Date, under the Plan. In all events, a QJSA shall be as defined by Code Regulation Section 1.401(a)-20.
“Qualified Pre-Retirement Survivor Annuity ” means an annuity for the life of a Eligible Spouse who survives a Participant, under the circumstances and in the amount described in Section 6.8. In all events a QPSA shall be defined by Code Regulation Section 1.401(a)-20.
“Regular Survivor Benefit ” is defined in Section 5.15.
“Required Beginning Date ” means the April 1 following the calendar year in which a Participant attains age 70-1/2.
“Retirement Date ” means a Participant’s Normal, Early or Late Retirement Date, whichever is applicable. A Deferred Vested Participant shall not have a Retirement Date, per se. Accordingly, if any benefit under any welfare plan is conditioned upon “retirement,” then such a benefit may not be available to a Participant who terminates employment as of his Deferred Vested Termination Date.
“Severance from Service Date ” is defined in Section 3.3.
“Social Security Wage Base ” means, for any Plan Year, the maximum amount of a Participant’s annual remuneration which may be treated as wages under Section 3121(a) of the Federal Insurance Contributions Act for such year, indexed to the extent required by Code Section 401(l).
“Special Supplemental Non-Contributory Benefit ” is defined in Section 5.8.
“Survivor ” includes Class A, B, and C Survivors and is defined in Section 5.14.
“Transition Survivor Benefit ” is defined in Section 5.14.
“Trust Agreement ” means the separate agreement between the Company and Trustee concerning the assets of this Plan. The Trust Agreement is fully a part of the Plan.

“Trust ” or “Trust Fund” means the fund held by the Trustee into which contributions under the Plan will be paid by the Employer and Eligible Employees and out of which benefits under the Plan will be paid.
“Trustee ” means the trustee(s) appointed under the Trust Agreement.
“Vested Percentage ” is defined in Section 4.1.

ARTICLE II. ADMINISTRATION
2.1	Committee’s Discretionary Power to Interpret and Administer the Plan
(a)	Appointment. The Committee shall be appointed from time to time by the Board to serve until the Board appoints successor members. Any member of the Committee may resign by delivering his written resignation to the Board.

(b)	Role under ERISA. The Committee is the “named fiduciary” for operation and administration of the Plan, and the “administrator” as those are terms defined by ERISA. The Committee is designated as agent for service of legal process.

(c)	Committee establishes Plan procedures. The Committee and its delegates shall from time to time establish rules and procedures for the administration and interpretation of the Plan and the transaction of its business.

(d)	Role of Human Resource and Benefits Personnel. Employees of the Employer who are human resources personnel or benefits representatives are the Committee’s delegates and shall, under the authority of the Committee, perform the routine administration of the Plan, such as distributing and collecting forms, establishing Plan rules and procedures, and providing information about Plan procedures.

(e)	Discretionary Power to Interpret Plan
(1)	The Committee has complete discretionary and final authority to (1) determine all questions concerning eligibility, elections, contributions, and benefits under the Plan, (2) construe all terms under the Plan, including any uncertain terms, and (3) determine all questions concerning Plan administration. All administrative decisions made by the Committee, and all its interpretations of the Plan documents, shall be given full deference by any court of law.

(2)	Information that concerns an interpretation of the Plan or a discretionary determination, can be properly provided only by the Committee itself, rather than any delegate (other than legal counsel).

(3)	Should any individual receive oral or written information concerning the Plan from an Employer representative or a Committee delegate, which is contradicted by a subsequent determination by the Committee, then the Committee’s final determination shall control.

2.2	Rules of the Committee
(a)	Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of such majority, shall constitute the action of the Committee and shall have the same effect for all purposes as if made by all members of the Committee at the time in office. The Committee may act without any writing that records its decisions, and need not document its meetings or teleconferences. The Committee may also act through any authorized representative or legal counsel.

(b)	The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

(c)	The Committee may employ counsel and other agents and may procure such clerical, accounting, actuarial and other services as they may require in carrying out the provisions of the Plan. Legal counsel are authorized to act as the Committee’s delegates in interpreting the Plan.

(d)	No member of the Committee shall receive any compensation for his services as such. All expenses of administering the Plan, including, but not limited to, fees of accountants, counsel, actuaries or any other advisors or experts hired by the Committee shall be paid from the Trust Fund, except to the extent paid by the Employer.

(e)	Each member of the Committee may delegate Committee responsibilities among the Employer directors, officers, or employees. The expenses of such experts shall be paid by the Trust Fund to the extent that they are not paid by an Employer.
2.3	Claims Procedure
(a)	The Committee shall determine Participants and Beneficiaries’ rights to benefits under the Plan. In the event that a Participant or Beneficiary disagrees with an initial determination made by the Committee, then he may dispute the determination only by filing a written claim for benefits.

(b)	If a claim is wholly or partially denied, the Committee shall provide the claimant with a notice of denial, written in a manner calculated to be understood by the claimant and setting forth:
(1)	The specific reason(s) for such denial;

(2)	Specific references to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary (if applicable); and

(4)	Appropriate information as to the steps to be taken if the claimant wishes the Committee to revise the initial denial. The notice of denial shall be given within a reasonable time period but no later than 90 days after the claim is received, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the claimant within 90 days of the date the claim was received stating that an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 180 days from the date the claim was filed.

(5)	If no written notice of denial is provided by the Committee, then the claim shall be deemed to be denied, and the claimant may appeal the claim as though the claim had been denied.
(c)	The claimant and/or his representative may appeal the denied claim and may:
(1)	Request a review by making a written request to the Committee provided that such a request is made within 65 days of the date of the notification of the denied claim;

(2)	Review pertinent documents.
(d)	Upon receipt of a request for review, the Committee shall within a reasonable time period but not later than 60 days after receiving the request, provide written notification of its decision to the claimant stating the specific reasons and referencing specific plan provisions on which its decision is based, unless special circumstances require an extension for processing the review. If such an extension is required, the Committee shall notify the claimant of the date, no later than 60 days after the date the request for review was received, on which the Committee will notify the claimant of its decision, which shall be no more than 120 days after the date the request for review was received.

(e)	In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Article must be exhausted, within the specified deadlines, before legal recourse of any type is sought.
2.4	QDRO Claim
          Claims relating to or affected by a domestic relations order (as defined by Code Section 414(p)) or draft order shall be determined under the Committee’s procedures concerning domestic relations orders. The claims procedure described in the preceding section shall not apply to any such domestic relations order claim.
2.5	Indemnification of Committee Participants
          To the fullest extent permitted by law, the Employer agrees to indemnify, to defend, and hold harmless the members of the Committee and its delegates, individually and collectively, against any liability whatsoever for any action taken or omitted by them in good faith in connection with this Plan or their duties hereunder and for any expenses or losses for which they may become liable as a result of any such actions or non-actions unless resultant from their own willful misconduct; and the Employer will purchase insurance for the Committee and its delegates to cover any of their potential liabilities with regard to the Plan and Trust.
2.6	Power to Execute Plan and Other Documents
          The Chief Financial Officer of K&F Industries, Inc. and the Committee shall have the authority to execute governmental filings or other documents relating to the Plan (including the Plan document), or this authority may be delegated to another Employer officer or employee by either the Chief Financial Officer of K&F Industries, Inc. or the Board.
2.7	Conclusiveness of Records
          In administering the Plan, the Committee may conclusively rely upon the Employer’s payroll and personnel records maintained in the ordinary course of business.

ARTICLE III. ELIGIBILITY AND HOW TO CALCULATE SERVICE
3.1 When Participation Starts and Ends
(a)	Participants before 1997. Each Eligible Employee on January 1, 1997 who was a Participant on the preceding day shall continue to be a Participant of the Plan.

(b)	General rule of participation.
(1)	Participation in Basic Benefits. Each Eligible Employee not referred to in Subsection (a) shall become a Plan Participant on his Employment Date.

(2)	Participation in Contributory Benefits. Each Eligible Employee not referred to in Subsection (a) shall become a Contributing Participant on the first day of any month when he meets each of the following requirements:
(i)	He has completed six months of Eligibility Service; and

(ii)	makes contributions pursuant to Article VII.
(c)	End of participation. A Participant ceases to be a Participant and becomes a Former Participant when he terminates his employment (as determined within the sole discretion of the Employer) for any reason.

(d)	Becoming a Participant through change in status. An individual who otherwise satisfies the requirements of this Section 3.1 but is not an Eligible Employee shall become a Participant on the day he subsequently becomes an Eligible Employee.

(e)	Re-entry into the Plan. A Former Participant shall become a Participant as of the first day he again becomes an Eligible Employee.
3.2 How to Calculate Eligibility Service
(a)	Eligibility Service shall be the aggregate of the following (applied without duplication):

(1) Each period from an employee’s Date of Employment (or Reemployment Date) to his next Severance Date;

(2)	If an employee performs an Hour of Service within twelve (12) months of a Severance Date, the period from such Severance Date to such Hour of Service, except that; and

(3)	In the case of an employee who leaves employment to enter service with the Armed Forces of the United States, the period of such military service, provided that the employee resumes employment with an Employer or Affiliate within the period during which his reemployment rights are protected by applicable law.
Notwithstanding the foregoing, no employee shall receive more than 24 months of Eligibility Service for a period in which he remains continuously absent from service (with or without pay).
(b)	Definitions. For purposes of this Article III, the following terms shall have the designated meaning:
(c)	Date of Employment. The first day on which an employee completes an Hour of Service during the employee’s most recent period of service with an Employer or Affiliate.
(1)	Severance Date. The earlier of:

(A) The date on which an employee quits, retires, is discharged or dies; or

(B) The first anniversary (second anniversary for K&F and ABS Participants) of the first date of a period in which an employee remains continuously absent from service (with or without pay) for any approved reason (such as vacation, holiday, sickness, disability, leave of absence, or layoff) other than quit, retirement, discharge or death.
(d)	Eligibility Service shall be credited for service credited under the Prior Plan if the employee was (1) an active Eligible Employee under the Prior Plan on April 30, 1989 and, (2) was transferred as an Eligible Employee under this Plan on or around May 1, 1989.

(e)	The Eligibility Service and Benefit Service of a Participant who has not completed five years of Eligibility Service shall be forfeited upon his termination of employment but shall be reinstated upon his rehire for any reason.

ARTICLE IV. VESTING AND FORFEITURES
4.1	Vesting
(a)	Full vesting at Normal Retirement Date. Upon attainment of his Normal Retirement Date, (while in active service) a Participant’s rights in his Basic and Contributory Benefit shall be non-forfeitable.

(b)	General Vesting Schedule.
A Participant’s nonforfeitable interest in his Basic and Contributory Benefit is his Vested Percentage of such Benefit. A Participant’s Vested Percentage is based on his completed Years of Eligibility Service as follows:

Completed Years of
Eligibility Service	Vested Percentage
Less than 5	0%
5 or more	100%
4.2	Forfeitures
          Forfeitures shall arise if any Participant whose Vested Percentage is not 100% incurs a Severance from Service Date. Such unvested accrued Plan benefits shall then be forfeited, and these Forfeitures shall be applied to reduce future Employer contributions and to pay Plan expenses. Forfeitures shall not be used to increase Plan benefits.

ARTICLE V. AMOUNT OF RETIREMENT BENEFIT
5.1	General Rules for Calculating Amount of Plan Benefits
(a)	Must be vested. A Participant shall be paid only those accrued Plan benefits in which he is vested.

(b)	This Article limited by Article X. The provisions of this Article shall be subject to the limitations of Article X.

(c)	All terms of this Article apply. Any Plan benefit calculation shall be subject to all the terms of this Article and the Plan.
5.2	The Different Plan Benefits
          A Participant’s Annual Accrued Benefit shall be paid as one of the following:
(a)	Normal Retirement Benefit. A Participant will be eligible to receive his Normal Retirement Benefit if he retires under the Plan as of his Normal Retirement Date.

(b)	Late Retirement Benefit. A Participant will be eligible to receive his Late Retirement Benefit if he retires under the Plan as of his Late Retirement Date (and continues to accrue Eligibility Service after his Normal Retirement Date).

(c)	Early Retirement Benefit. A Participant will be eligible to receive his Early Retirement Benefit if he retires under the Plan as of his Early Retirement Date.

(d)	Deferred Vested Benefit. A Participant will be eligible to receive his Deferred Vested Benefit if he terminates employment under the Plan as of his Deferred Vested Termination Date.
5.3	Annual Accrued Benefit
(a)	Formula for Accrued Benefit.
               (1) Subject to the provisions of this Article, the annual amount of a Participant’s “Annual Accrued Benefit” shall equal his Basic Benefit and, if he is a Contributing Participant, his Contributory Benefit.

(2)	The Annual Accrued Benefit shall not include any Special Supplemental Non-Contributory Benefit, Transition Survivor Benefit, or Regular Survivor Benefit.
(b)	Basic Benefit. The annual Basic Benefit with respect to all Participants is the sum of (1) and (2) below:
(1)	$240.00 multiplied by his Benefit Service prior to January 1, 1990.

(2)	For Benefit Service after December 31, 1989, an amount equal to the greater of (A) or (B).
(A)	0.7% multiplied by his Earnings for each year of Benefit Service up to the Social Security Wage Base for such year.

(B)	$288.00 multiplied by his Benefit Service.
(c)	Contributory Benefit for EF Participants. The annual Contributory Benefit for EF Participants shall equal the greater of (1) or (2).
(1)	60% of the aggregate contributions made by the Participant under the Plan and the Prior Plan (which were not withdrawn).

(2)	An amount equal to the product of
(A)	His Adjusted Earnings in excess of his Base Amount, multiplied by

(B)	2.4% for each of his first 10 years of Contributory Service, plus

1.8% for each of his next 10 years of Contributory Service, plus

1.2% for each of his next 10 years of Contributory Service, plus

0.6% for each year of Contributory Service in excess of 30;
subject, however, to a maximum of 2.2% for each year of Contributory Service if he has less than 15 years of Contributory Service.

(d)	Contributory Benefit for K&F and ABS Participants. The Contributory Benefit for K&F and ABS Participants shall be the sum of (1) and (2).
(1)	An amount equal to the greater of (A) or (B).
(A)	60% of the aggregate contributions made by the Participant prior to January 1, 1990 under the Plan and the Prior Plan (which were not withdrawn).

(B)	For Contributory Service prior to January 1, 1990:
(i) His Adjusted Earnings in excess of his Base Amount, multiplied by
(ii) 2.4% for each of his first 10 Years of Contributory Service, plus
1.8% for each of his next 10 Years of Contributory Service, plus
1.2% for each of his next 10 Years of Contributory Service, plus
0.6% for each Year of Contributory Service in excess of 30;
subject, however, to a maximum of 2.2% for each year of Contributory Service if he has less than 15 Years of Contributory Service.
(2)	An amount equal to the greater of (A) or (B).
(A)	60% of the aggregate contributions made by him under the Plan after December 31, 1989.

(B)	For each year of Contributory Service after December 31, 1989:
(i)	If such year is prior to the year in which the Participant completes 15 years of Contributory Service, 1.05% of his Earnings for such year over $19,800 and up to the Social Security Wage Base for such year, plus 2.25% of his Earnings for such year over the Social Security Wage Base for such year.

(ii)	Beginning January 1 of the calendar year in which he completes 15 years of Contributory Service or any subsequent year, 1.35% of his Earnings for each such calendar year of Contributory Service over $19,800 and up to the Social Security Wage Base for such year, plus 2.65% of his Earnings for such year over the Social Security Wage Base for such year.
(e)	Special Adjustments to Contributory Benefit Service. A Participant’s Contributory Service shall be increased by the difference between his Benefit Service and his Contributory Service if such Participant (i) made contributions under Article III during the entire period time he was eligible to do so, (ii) did not withdraw such contributions at any time, and (iii) has not made contributions under any other defined benefit plan of an Employer or Affiliate (whether or not qualified).

(f)	Correlation with Early Retirement Benefit. In no event, however, shall the Annual Accrued Benefit as of a Participant’s Normal Retirement Date be less than the amount of any Early Retirement Benefit, without regard to any early retirement subsidy, to which he would have been entitled under the Plan, prior to his Normal Retirement Date.

(g)	Effect of withdrawals. In the case of an employee who has completely withdrawn his contributions and such contributions are not repaid, no Contributory Benefit or other benefit shall be paid to the employee as provided in Article V.
5.4	Special Section 401(a)(17) Provision Regarding Plan Benefits
(a)	Application. This Section shall apply only to those Participants whose current accrued Plan benefit as of or after January 1, 1994 is based on Earnings (1) incurred at any time prior to January 1, 1994, and (2) in excess of $150,000.

(b)	Calculation of accrued Plan benefit. Unless otherwise provided under the Plan, each such Participant’s accrued Plan benefit shall be the greater of (1) or (2):
(1)	the Participant’s accrued Plan benefit determined under the Plan, as amended effective on or after January 1, 1994, as applied with respect to his total Service (credited under the Plan for accrual purposes) performed as of such a date, or

(2)	The sum of:
(A)	the Participants’s accrued Plan benefit as of December 31, 1993, frozen as provided in Code Regulation Section 1.401(a)(4)-13, and

(B)	the Participant’s accrued Plan benefit determined under the Plan, as amended effective on or after January 1, 1994, as applied with respect to his service (credited under the Plan for accrual purposes) performed on or after January 1, 1994.
5.5	Normal Retirement Benefit
          The amount of a Participant’s Normal Retirement Benefit under the Plan shall equal his vested Annual Accrued Benefit, payable monthly beginning as of his Normal Retirement Date.
5.6	Late Retirement Benefit
          A Participant’s Late Retirement Benefit under the Plan shall generally equal his Annual Accrued Benefit payable monthly beginning as of his Late Retirement Date.
5.7	Early Retirement Benefit
(a)	Timing affects amount of benefit.
(1)	A Participant’s Early Retirement Benefit will be affected by the exact date of his Annuity Starting Date.

(2)	Generally, the earlier that his Annuity Starting Date precedes his Normal Retirement Date, the lower a Participant’s monthly Early Retirement Benefit payment will be.
(b)	Formula for Early Retirement Benefit.
(1)	A Participant’s Early Retirement Benefit shall equal his vested Annual Accrued Benefit at his Early Retirement Date multiplied by his Early Commencement Factor.

(2)	However, no Early Commencement Factor shall be applied (a) to the Basic Benefit of a Participant who has completed at least 30 Years of Eligibility Service, or (b) to Basic or Contributory Benefits of a Participant who has attained age 62.

(3)	Early Commencement Factor for EF Participants. The Early Commencement Factor for an EF Participant is 4/10% for each calendar month by which his Annuity Starting Date precedes the month in which his 62nd birthday occurs.

(4)	Early Commencement Factor for K&F and ABS Participants.
(A)	The Early Commencement Factor for a K&F and ABS Participants is 4/10% for each calendar month by which his Annuity Starting Date precedes the month in which his 62nd birthday occurs, for service performed up to and including December 31, 1989.

(B)	The Early Commencement Factor for K&F and ABS Participants shall be determined under the chart below for service performed on or after January 1, 1990.

Age at	Early
Annuity	Commencement
Starting Date	Factor
61	90.8%
60	82.7%
59	75.4%
58	68.9%
57	63.1%
56	57.8%
55	53.1%
The Early Commencement Factor described above shall be computed in accordance with the schedule above (computed to the nearest 1/12th of a year) for each calendar month by which a Participant’s Annuity Starting Date precedes his 62nd birthday.
5.8	Special Supplemental Non-Contributory Benefit
(a)	A Participant who (i) is eligible for an Early Retirement Benefit under Section 5.2, and (ii) has a Retirement Date which falls after he has completed at least 30 Years of Eligibility Service and has attained age 55 but not age 62, shall be eligible for a Special Supplemental Non-Contributory Benefit as described in this Section. Subject to reduction as provided in Sections 5.14, and 5.15 and Article X, the monthly amount of the supplemental benefit under this Section shall be:

Age

Years of Benefit
Service	55	56	57	58	59	60	61
30	$ 90	$100	$110	$120	$130	$140	$150

31	99	109	119	129	139	149	159

32	108	118	128	138	148	158	168

33	117	127	137	147	157	167	177

34	126	136	146	156	166	176	186

35	135	145	155	165	175	185	195

36	144	154	164	174	184	194	204

37	153	163	173	183	193	203	213

38	162	172	182	192	202	212	222

39	171	181	191	201	211	221	231

40		190	200	210	220	230	240

41			209	219	229	239	249

42				228	238	248	258

43					247	257	267

44						266	276
(b)	The Special Supplemental Non-Contributory Benefit shall be paid only to the eligible Participant, and not to his Beneficiary.
5.9	Deferred Vested Benefit
(a)	If a Participant terminates employment on his Deferred Vested Termination Date, and his Annuity Starting Date is on or after his Normal Retirement Date, the amount of his Deferred Vested Benefit under the Plan shall equal his Annual Accrued Benefit as actuarially increased to his Deferred Vested Termination Date.

(b)	If a Participant’s Vested Percentage is 0%, and his Annuity Starting Date is on or after his Normal Retirement Date, the amount of his Deferred Vested Benefit under the Plan shall equal his accrued benefit attributable to employee contributions (as determined in Code Section 411(c)(2)).

(c)	If a Participant’s Annuity Starting Date is prior to his Normal Retirement Date, the amount of his Deferred Vested Benefit shall equal the amount determined in paragraph (a) or (b) of this Section, whichever is applicable, multiplied by his Early Commencement Factor as determined in Section 5.7.

(d)	If any benefit under any welfare plan maintained by an Employer or Affiliate is dependent on “retirement” under this Plan, then the receipt of a Deferred Vested Benefit shall not constitute “retirement.”
5.10	Co-ordination with Prior Plan
(a)	Any benefit being paid by the Loral Systems Group Retirement Plan for Salaried Employees (the “LSG Plan”) immediately prior to the Effective Date shall continue to be paid in the same amount and form of payment under this Plan on and after the Effective Date.

(b)	Any Former Participant with a Deferred Vested Benefit due under the LSG Plan immediately prior to the Effective Date shall be paid under this Plan in accordance with the provisions of the LSG Plan as in effect on the date of the Former Participant’s Severance from Service Date.
5.11	Effect of Deferred Payment
          If a Participant or Former Participant who was eligible to retire under this Plan has failed to make a Proper Application for his Plan Benefit, so that his payment commencement date falls after the date he terminates employment, he shall receive, in a lump sum, an amount equal to all payments that would have been made (but were not made), due to the delay. Similarly, a retroactive, lump sum payment will be made if the amount of the Plan benefit cannot be immediately ascertained by the Committee or its delegates, or if the payee cannot be immediately located. However, there shall be no actuarial adjustment made, under this Section.

5.12	Reemployment After Receipt of Plan Benefits
(a)	If a Former Participant who is receiving a Plan benefit becomes re-employed by an Employer or an Affiliate, the payment of his Plan benefits shall immediately cease.

(b)	Upon the subsequent termination of employment of a Participant who was eligible for a Retirement Pension upon his prior termination of employment (whether or not payment of such Retirement Pension had commenced), the Participant’s Retirement Pension shall be redetermined in accordance with the provisions of this Plan applicable to him as of his subsequent termination of employment, as if no prior benefit payments had been made, and his benefits as so redetermined shall then be reduced by the Actuarial Equivalent of the benefit payments, if any, previously made to such Participant (a) prior to his Normal Retirement Date, or (b) in a lump sum.

(c)	Should such a suspension permitted under this Section not take place, through administrative error or any other reason, then the amounts which were paid but which were also suspendible may be offset from future Plan benefits. Offsets may also be taken against any survivor benefits, with respect to the Participant.

(d)	No suspension of benefits under this Section may take place unless proper notice is sent to the individual during the calendar month of the suspension, under ERISA.

(e)	Plan payments to the individual shall recommence, generally within four months after his period of reemployment has ended, provided he has made Proper Application (with 90 days advance notice) for their recommencement.

(f)	The provisions of this Section 5.12 shall be subject to Section 5.13.
5.13	Employment After Normal Retirement Date .
          A benefit otherwise payable for any month beginning on or after a Participant’s Normal Retirement Date may be permanently suspended for any such month by reason of the application of Section 5.12 (or Article VI insofar as it provides that a Participant’s benefit shall not begin until after his termination of employment) only if within such month the Participant completed forty (40) or more Hours of Service. (1) A benefit otherwise payable for any month beginning on or after a Participant’s Normal Retirement Date which cannot be permanently suspended shall, in the discretion of the Committee, either be paid during or as soon as practicable after such month, or the Actuarial Equivalent thereof shall be paid to the Participant after his termination of employment. However, the actuarial equivalent of any benefit which could otherwise be permanently suspended pursuant to the rules of this Section but which is attributable to employment after the Participant’s Required Beginning Date shall be added to the benefit payable to the Participant after his termination of employment. Notwithstanding the foregoing, such actuarial increase shall be reduced (but not below zero) by any increase in benefits earned by the Participant after his Required Beginning Date.
5.14	Transition Survivor Benefit
          If a Participant with 5 years of Eligibility Service dies while actively in the employ of his Employer or Affiliate, and before retirement under the Plan or other termination of employment regardless of his period of Eligibility Service, a Transition Survivor Benefit shall be paid to his qualified Survivor or Survivors in accordance with the provisions of this Section. A Transition Survivor Benefit shall consist of payments for each of the first 24 months immediately following the Participant’s death; provided, however, that notwithstanding anything to the contrary contained herein, no Transition Survivor Benefit shall be paid for any month unless there is at least one Survivor living on the first day of such month, and no Transition Survivor benefit shall be paid for any month with respect to which a Regular Survivor benefit is payable or a Qualified Pre-retirement Survivor Annuity is payable. The Transition Survivor Benefit is not a part of, or derived from, a Participant’s Annual Accrued Benefit.
(a)	Amount. The amount of the monthly Transition Survivor Benefit shall be $400 for any month in which there is only one Survivor of the deceased Participant eligible to receive such benefit. For any month in which there are two or more Survivors of the deceased Participant eligible for a Transition Survivor Benefit, the amount of benefit payable hereunder to each such Survivor for such month shall be a fraction of the benefit that would be paid to him as a sole Survivor, the numerator of such fraction being one and the denominator of such fraction being a number equal to the total number of all Survivors who are eligible for a transition survivor benefit (including those Survivors who would be eligible for a Transition Survivor Benefit but for their eligibility for federal Social Security benefits). With regard to ABS Participants, no monthly Transition Survivor Benefit, however, shall be paid for any month after the Survivor attains age 62, or for any month for which the Survivor is eligible for an unreduced old-age, disability, widow’s, or widower’s benefit under the federal Social Security Act as then in effect.

(b)	Payment. The first monthly Transition Survivor Benefit is payable on the first day of the first month following the Participant’s death. Thereafter, a monthly Transition Survivor Benefit is payable on the first day of each of the next 23 months; but if on the first day of any month after the Participant’s death no person then living qualifies as his Survivor, no such benefit is payable for that month or any subsequent month. In no event shall any Transition Survivor Benefit be payable for any month after the 24th month next following the date of the Participant’s death.

(c)	Classification of Survivors. Survivors are classified and defined as follows:

“Class A Survivor” means the Participant’s spouse, whether or not remarried, but only if married to the Participant (1) for at least a year immediately prior to the Participant’s death and (2) as of his Annuity Starting Date.
“Class B Survivor” means the Participant’s child who, at the Participant’s death and at the time a monthly transition survivor benefit first becomes payable to such child, is both unmarried and either (A) under 21 years of age, (B) at least age 21 but under age 25, or (C) totally and permanently disabled (as determined by the Committee) at any age over 21; provided, however, that a child under clause (B) or (C) must have been legally residing with and dependent upon the Participant at the time of his death. A child ceases to be a Class B Survivor upon marrying or, if not totally and permanently disabled, upon reaching his 25th birthday. To qualify as the Participant’s child, the child must be one of the following:
(1)	the Participant’s own child born prior to the first day of the month following the Participant’s death,

(2)	the Participant’s legally adopted child or a child with respect to whom he had initiated legal adoption proceedings which were terminated by his death, or

(3)	the Participant’s step-child whose primary residence was with him at the time of his death.
“Class C Survivor” means the Participant’s parent for whom he had, during the calendar year immediately preceding his death, provided at least 50% of such parent’s support, if such parent was
(1)	the Participant’s father or mother by blood relationship, or

(2)	the Participant’s adopting parent.
(d)	Qualification of Survivors. The Survivors entitled to each monthly Transition Survivor Benefit that becomes payable under this Section shall be determined as follows:
(1)	the Participant’s Class A Survivor who is living on the first day of a month shall be entitled to the Transition Survivor Benefit payable for such month;

(2)	if the Participant’s Class A Survivor is not then living on the first day of a month, persons who qualify on that day as his Class B Survivors, excluding any then deceased, shall be entitled to the Transition Survivor Benefit payable for that month; and

(3)	if the Participant’s Class A Survivor is not living on the first day of a month and no living person qualifies on that day as the Participant’s Class B Survivor, persons who qualify on that day as the Participant’s Class C Survivors, excluding any then deceased, shall be entitled to the Transition Survivor Benefit payable for that month.
5.15	Regular Survivor Benefit
          If a Participant who has completed at least 10 years of Eligibility Service dies while actively in the employ of an Employer or Affiliate after attaining age 45, a monthly Regular Survivor Benefit shall be paid to his surviving Eligible Spouse in accordance with the provisions of this Section. For purposes hereof, a Participant’s surviving Eligible Spouse shall mean only a Class A Survivor as defined in the preceding Section.
(a)	Amount. The monthly amount of the Regular Survivor Benefit shall be equal to the monthly payment which the surviving Eligible Spouse would have otherwise received if the Participant had retired on the date prior to his death and if, the Participant had elected Option A under Section 6.6 and had designated the maximum amount of monthly payments for the surviving Eligible Spouse which is permitted under Option A; provided, however, that the portion of such amount which is determined with reference to the Basic Benefit formula set forth in Section 5.3 shall be not less than $400 per month.

(b)	Payment. Payment of the Regular Survivor Benefit shall commence during the month next following the month in which the death of the Participant occurs. Monthly payments of such benefit shall continue until the death of the surviving Eligible Spouse, with the last monthly payment to be made for the month of death.
5.16	Monthly Payments.
          All payments payable under this Plan in the form of an annuity (as opposed to a lump sum) shall be payable in monthly installments.

ARTICLE VI. PAYMENT OF RETIREMENT AND DEATH BENEFITS
6.1	How to Retire
(a)	General rules. Except as provided in the next Section, no Plan benefit shall be paid unless Proper Application is made to the Committee.

(b)	Eligibility for Benefits. Each Participant or Beneficiary will be eligible to receive a Plan benefit only when:
(1)	the Participant is vested in an accrued Plan benefit, under Article IV,

(2)	the Participant has terminated his employment with the Employer and all Affiliates, under each such Employer’s procedures, and

(3)	the payee has met all the requirements of this Article, particularly those described in the next paragraph.
(c)	Making “Proper Application” — required forms.
(1)	Retirement and death benefits will be paid only after “Proper Application” has been made. For all purposes under this Plan, the term “Proper Application” shall mean making any election, granting any consent, giving any notice or information, and making any communication whatsoever to the Committee or its delegates, in compliance with all Plan procedures, on forms provided by the Committee, and providing all information required by the Committee. A Proper Application will be deemed to have been made only if it is properly completed, as determined by the Committee.
(d)	Advance notice to Committee necessary.
(1)	Generally, at least 30 days advance notice must be made to the Committee, in order to make a Proper Application to elect any particular Retirement Date.

(2)	However, notwithstanding the preceding paragraph, if a Participant’s Retirement Date would precede his Normal Retirement Date, then he may make Proper Application to elect such a Retirement Date only by giving the Committee 60 day’s advance notice of his election.

6.2	Timing of Participant’s Benefits
(a)	General rules. Generally, a Participant’s Plan benefit will be paid, under this Article, as soon as is feasible after the Retirement Date or Annuity Starting Date that he has elected, by making a Proper Application.

(b)	Consent to distribution. With respect to this Article, making a Proper Application for a Plan distribution shall be considered as giving written consent to such a distribution.

(c)	Payments made only on the first of the month. All benefits paid under the Plan will be paid only as of the first day of any relevant month. Any Retirement Date or Annuity Starting Date must therefore fall on the first day of a month.

(d)	Deferred Vested Benefit rules.
(1)	Normally, the Annuity Starting Date for any Participant receiving a Deferred Vested Benefit will be his Normal Retirement Date.

(2)	However, if a Participant who is eligible to receive a Deferred Vested Benefit has also completed ten Years of Eligibility Service, then the Participant may make Proper Application (with 60 days advance notice) to elect an Annuity Starting Date with respect to his Deferred Vested Benefit that is:
(A)	before his Normal Retirement Date, and

(B)	after his 55th birthday.
(e)	Final monthly payment. The final monthly payment of any Plan annuity payment shall be made with respect to the month within which the death of the Participant or his Beneficiary (whichever is applicable) occurs, provided, however, that if at the time of his death less than 60 monthly payments of such benefit have been made, such payments shall continue until the remainder of a total of 60 monthly payments have been made, unless payment was being made as a QJSA or a QPSA.

(f)	Deferred payments. Any failure to make Proper Application (as determined within the sole discretion of the Committee), shall be deemed to be a Proper Application to defer payment, provided that deferred payment is permitted under this Section.

(g)	Required payment date of small amounts. If the lump sum Actuarial Equivalent of a Participant’s vested Plan benefit equals or is less than $5,000 ($3,500 prior to January 1, 1998), then a lump sum payment of such an amount shall be made as soon as is feasible on or after his death or termination of employment with an Employer and all Affiliates, subject to this Article. Such a payment shall not be deferred; and payment shall be made even if the Participant or Beneficiary fails to make any Proper Application for payment. For purposes of this Plan, if the Participant’s vested Plan benefit is zero, he or she shall be deemed to have received a single sum distribution of his or her benefit upon his or her termination of employment. The nonvested portion of such benefit is deemed to have been received in a single sum distribution pursuant to the foregoing sentence and shall be forfeited as of the date distribution is deemed to have been made.
(h)	General rules for required payment dates. Unless the Participant elects to defer his benefit payment, Plan benefits will be paid under this Article no later than the 60th day after the close of the plan year in which the latest of the following events occurs:
(1)	the Participant’s Normal Retirement Date

(2)	the 10th anniversary of the year in which the Participant commenced participation in the Plan

(3)	the Participant terminates service with the Employer.
(i)	Required Distributions. Notwithstanding any provisions to the contrary contained in this Plan, payments to each Participant shall be made or commence:
(1)	except as the Participant may otherwise elect, the 60th day after the close of the Plan Year in which the later of the following events occurs (A) the Participant’s termination of employment, or (B) his Normal Retirement Date, and

(2)	if the Participant is a 5-percent owner as described in Section 14.2.(d), his Required Beginning Date.
A Participant who attained age 70-1/2 prior to January 1, 2002 and has not terminated employment, may elect to receive a distribution of his Annual Accrued Benefit (as though he had terminated employment ) upon suitable notice to the Committee. Distribution shall be made pursuant to this Article V as though the Participant has retired.
(j)	Payments on Account of Participant’s Death
(1)	Distribution begun before death. If the distribution of a Participant’s benefit has commenced under this Article prior to his death, then the payment of any remaining portion that is payable under this Article shall be paid to the Beneficiary as soon as is practicable. The schedule of such payments shall be at least as rapid as the schedule used at the Participant’s death. In this event, there shall be no permitted deferral of payment.
(2)	Distribution paid after death to non-Eligible Spouse Beneficiary. If the Participant dies before distribution under this Article has begun, then the payment under this Article to any non-Eligible Spouse Beneficiary shall be made:
(A)	As soon as is feasible, but no later than five calendar years following the date of death, if the Beneficiary is not the surviving Eligible Spouse of the Participant, and the benefit is to be paid in any form except payments over the life or life expectancy of the Beneficiary.

(B)	As soon as is feasible, if the benefit is to be paid over the life or life expectancy of a non-Eligible Spouse Beneficiary, but no later than by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(3)	Distribution paid to Eligible Spouse.
(A)	Distributions to an Eligible Spouse under a QJSA shall be paid as soon as is feasible.

(B)	Distributions paid to an Eligible Spouse under a QPSA shall be paid as provided in Section 6.8.
6.3	Normal Form of Benefits
(a)	Normal form for married Participant. The normal form of a Annual Accrued Benefit for any married Participant who has a Eligible Spouse on his Annuity Starting Date shall be a 50% Qualified Joint and Survivor Annuity, or a “QJSA.”

(b)	Normal form for unmarried Participant. The normal form of Annual Accrued Benefit for any Participant who does not have an Eligible Spouse as of his Annuity Starting Date shall be a single life annuity paid for his life, with a 5 year “period certain.” This “period certain” feature means that if a Participant dies before 60 payments of his Annual Accrued Benefit have been made, the remainder of these 60 payments will be made to his Beneficiary.

6.4	Notice and Election Period
(a)	Notice concerning benefits. The Committee shall distribute to each Participant at least 90 days before his Annuity Starting Date a written explanation of:
(1)	the QJSA,

(2)	how the Participant may waive the QJSA,

(3)	the effect of the Participant’s waiver of the QJSA,

(4)	the need for the Participant’s Eligible Spouse to consent to such a waiver, before the waiver can be effective, and

(5)	the Participant’s and the Eligible Spouse’s right to revoke their waiver or consent (respectively), during the Election Period (which is described in the next paragraph).
(b)	Election Period. For the purposes of this Article, the Election Period shall be the 90 calendar day period preceding any Participant’s Annuity Starting Date. The last business day preceding the Annuity Starting Date is the last day of the Election Period.
6.5	Waiver and Spousal Consent Necessary for Optional Forms of Benefit
(a)	General rules. A married Participant may elect an optional form of his Annual Accrued Benefit, in lieu of the normal form of benefit, only if he and his Eligible Spouse meet all the requirements of this Section.

(b)	Waiver.
(1)	After receiving the notice explaining the normal form of benefit, described in the preceding Section, the married Participant must waive his right to the normal form of benefit, by making a Proper Application concerning his waiver.

(2)	The waiver shall specify the optional benefit, and, if applicable, the designated non-Eligible Spouse Beneficiary (or any single or class of contingent Beneficiaries).

(c)	Spousal consent.
(1)	After the Participant’s receipt of notice explaining the normal form of benefit, described in the preceding Section, the Participant’s Eligible Spouse must give written consent to the Participant’s waiver of the normal form of benefit, in order for the waiver to be effective. (The Committee’s delivery of the explanatory notice to the Participant shall be deemed to also be delivery to the Eligible Spouse.) The Eligible Spouse’s written consent shall be made by Proper Application and shall:
(A)	express the effect of waiving the normal form of benefit,

(B)	be notarized,

(C)	consent to the optional form of benefit being selected,

(D)	consent to a designated Beneficiary other than himself, if applicable, and

(E)	state whether or not the consent is revocable. However, if the consent form is silent as to this issue, then it shall be considered to be revocable, under the terms of this Section.
(2)	If the Participant has designated a Beneficiary other than his Eligible Spouse, then such a designation shall not be effective unless the Eligible Spouse gives written consent to the Beneficiary designation, by making Proper Application. This consent must state that the Beneficiary cannot be changed further without further spousal consent, unless the written consent form explicitly states that no such further consent with respect to another change in designated Beneficiary is necessary.

(3)	Any waiver of a QJSA or any spousal consent described in this Section shall be binding only upon the individual Eligible Spouse who gives the consent. It shall not be binding upon any subsequent Eligible Spouse of the Participant.
(b)	Deadline for waiver and spousal consent. To be effective, the Participant’s waiver of his normal form of benefit and his Eligible Spouse’s written consent must be made by Proper Application during the Election Period commencing no less than 30 days or more than 90 days before a Participant’s Annuity Starting Date. A Participant may elect not to receive his Annual Accrued Benefit in the form of a QJSA, but instead to receive such Annual Accrued Benefit in the forms described in Section 6.6. Distribution of the QJSA may begin less than 30 days before the Annuity Starting Date if

(1)	the Committee clearly informs the Participant that he has a right to a period of at least 30 days after receiving the required explanation to consider whether to waive the QJSA and to consent to another form of benefit,

(2)	the Participant is permitted to revoke an affirmative distribution election at least until the Annuity Starting Date, of, if later, at any time prior to the expiration of the 7-day period that begins the day after the explanation of the QJSA is provided to the Participant, and

(3)	the Annuity Starting Date is after the date that the explanation of the QJSA is provided to the Participant (but the Annuity Starting Date may be before the date that any affirmative distribution elections are made by the Participant).
(c)	Revocation of waiver and spousal consent. Both the Participant’s waiver of the QJSA and his Eligible Spouse’s consent to the waiver may be revoked within the Election Period, by making Proper Application. Any such revocation will cause the normal form of benefit to be paid to the Participant, unless another waiver and consent is made by Proper Application, within the Election Period. Notwithstanding the previous provisions of this paragraph, a revocation of the spousal consent shall not be permitted if the forms on which Proper Application for the consent were made explicitly disallow such a spousal revocation.
6.6	Optional Forms of Benefit
(a)	Procedural rules. A Participant who retires under the Plan as of his Normal, Early, Late or Disability Retirement Date may elect an optional form of his Annual Accrued Benefit, rather than the normal form described in Section 6.3, if he meets the requirements of the preceding Section, and makes a Proper Application.

(b)	Value of optional forms. Each optional form of benefit described in this Section shall equal the Actuarial Equivalent of the normal form of the Annual Accrued Benefit that would be paid with respect to the Participant as of his Normal Retirement Date.

(c)	Optional forms available. The optional forms of benefit offered under the Plan are as follows:
(1)	Option A — Joint and Survivor (Eligible Spouse Only) Option. Under Option A the Participant will receive a reduced monthly benefit reflecting his Annual Accrued Benefit, for his life with the continuance thereafter of monthly payments in a designated amount to the Participant’s surviving Eligible Spouse for her life. However, the survivor benefit of Option A is available only if the surviving Eligible Spouse was the Eligible Spouse as of the Annuity Starting Date. The Eligible

Spouse’s remarriage shall not affect her Plan benefits. If neither the Participant nor the surviving Eligible Spouse survives the five-year period beginning with the Annuity Starting Date, monthly payments will be continued to the Beneficiary for the remainder of the five-year period in an amount equal to the monthly amount paid under the Option to the Participant. At the time Option A is elected, the Participant shall designate the monthly amount of payments to be made to the surviving Eligible Spouse under the Option; however, in no event may the monthly amount of the payments to the surviving Eligible Spouse exceed the monthly amount of the reduced monthly benefit payable to the Participant under the Option. If the chronological order of death of the Participant and the surviving Eligible Spouse cannot be established to the satisfaction of the Committee, the Participant will be deemed to have been the survivor for purposes of this Option.
(2)	Option B — Single Life, Period Certain Option. Under Option B the Participant will receive a reduced monthly pension representing his Annual Accrued Benefit for his life or life expectancy, and if the Participant’s death occurs during a designated period certain beginning with the Annuity Starting Date, monthly payments will be continued to the Participant’s Beneficiary for the remainder of the period certain in the same amount as the Participant’s reduced monthly pension under the option. At the time Option B is elected, the Participant shall designate the period certain, which shall be a period of either 10, 15, or 20 years; provided, however, that no period may be elected that is in excess of the joint life expectancy of the Participant and his Option Beneficiary determined as of the Annuity Starting Date. Any period chosen shall comply with Code section 401(a)(9) and the regulations thereunder.

(3)	Option C — Joint and Survivor (Non-Spouse Only) Option. Under Option C the Participant will receive a reduced monthly benefit reflecting his Annual Accrued Benefit, for his life with the continuance thereafter of monthly payments in a designated amount to the Participant’s surviving contingent annuitant(s) for his, her, or their life or lives. Such contingent annuitant(s) shall not be the Participant’s spouse. If neither the Participant nor any contingent annuitant survives the five-year period beginning with the Annuity Starting Date, monthly payments will be continued to the Beneficiary for the remainder of the five-year period in an amount equal to the monthly amount paid under the Option to the Participant. At the time Option C is elected, the Participant shall designate the monthly amount of payments to be made to the contingent annuitant(s) under this Option; however, in no event may the monthly amount of the payments to the contingent annuitant(s) exceed (i) the monthly amount of the reduced monthly benefit payable to the Participant under this Option, or (ii) the maximum amount payable under Code section 401(a)(9) and the regulations thereunder. If the chronological order of death of the Participant and the surviving contingent annuitant cannot be established to the satisfaction of the

Committee, the Participant will be deemed to have been the survivor for purposes of this Option. This option C shall be available to Participants whose Annuity Starting Date is on or after January 1, 2002.
(d)	Form of Payments to Estate or Trustee. The Actuarial Equivalent of any monthly payments payable to the executor or administrator of any person, or to any trustee, shall be paid in a single sum as soon as practicable after such executor, administrator or trustee becomes entitled thereto.
6.7	Qualified Pre-Retirement Survivor Annuity
(a)	Eligibility for QPSA. Subject to Section 6.8, a Qualified Pre-Retirement Survivor Annuity, or “QPSA,” will be paid only in the event that a Participant dies:
(1)	with a surviving Eligible Spouse, and:

(2)	one of the following:
(A)	while in active employment with the Employer, or

(B)	after his termination of employment with the Employer, but before his Annuity Starting Date.
(b)	QPSA is paid to Eligible Spouse. The QPSA shall be paid, under this Section, to the Eligible Spouse of a Participant who meets the requirements of the preceding Subsection.

(c)	Amount of QPSA. Subject to Section 5.15, the amount of the QPSA shall be as follows:
(1)	A QPSA shall be paid only with respect to the Participant’s vested, accrued Plan benefits. The precise amount of QPSA is determined by referring to the 50% survivor benefit that would have been payable, with respect to the Participant’s death, had he elected a 50% QJSA and had he died at the dates described in this Subsection. Different dates apply, according to the Participant’s age and service history at the time of his death.

(2)	If an eligible Participant dies after his Normal Retirement Date, then the QPSA shall equal the 100% QJSA survivor benefit that would have been payable had he retired with a 100% QJSA on the day before his actual date of death, so that his QJSA Annuity Starting Date would have been the date before his actual date of death (or the first day of the next month).

(3)	If a Participant dies (i) with ten years of Eligibility Service, and (ii) before his Normal Retirement Date, but (iii) after his 55th birthday, then the QPSA shall, as in the preceding paragraph, equal the 50% QJSA survivor benefit that would have been payable had he retired with a 50% QJSA on the date before his actual date of death, so that his QJSA Annuity Starting Date would have been the date before his actual date of death (or the first day of the next month).

(4)	If a Participant dies (i) before his Normal Retirement Date, and (ii) before completing ten years of Eligibility Service, then the amount of the QPSA shall equal the 50% QJSA survivor benefit that would have been payable had he (a) survived, (b) terminated employment as of either his actual termination date, or his actual date of death (whichever came first), (c) elected his Normal Retirement Date as his Annuity Starting Date, and (d) died the next day.

(5)	If a Participant dies (i) before his 55th birthday, and (ii) after completing ten years of Eligibility Service, then the amount of the QPSA shall equal the 50% QJSA survivor benefit that would have been payable had he (a) survived, (b) terminated employment as of either his actual termination date, or his actual date of death (whichever came first), (c) elected the first day of the month coincident with or next following his 55th birthday as his Annuity Starting Date, and (d) died the next day.

(6)	With respect to the four preceding paragraphs, in the event that the Participant dies after his active employment has ended, the four preceding paragraphs shall not be construed to credit the Participant with any Eligibility Service or accruals that he had not earned, as of his termination of employment.
(d)	Special rule for amount of QPSA if optional benefit has been elected.
(1)	If a QPSA is payable with respect to a Participant who had made a Proper Application for an optional form of benefit which would have provided annuity payments to the Participant and his Eligible Spouse, then, notwithstanding any other provisions of this Section, the amount of the QPSA shall equal the Actuarial Equivalent of the survivor benefit under the elected optional form of benefit.
(e)	Form of the QPSA. The QPSA shall be paid in monthly installments, over the life of the surviving Eligible Spouse.

(f)	Commencement of QPSA payments. QPSA payments shall generally be made as soon as is feasible following the Eligible Spouse’s Proper Application. Eligible Spouses may not defer payment later than the first day of the month coincident with or following:

(1)	the Participant’s 55th birthday -
with respect to Participant’s who had earned
10 years of Eligibility Service and died before
age 55
(2)	the date of death -
with respect to Participant’s who had earned
10 years of Eligibility Service and died after
age 55
(3)	The Participant’s Normal Retirement Date-
with respect to Participant’s who died with
less than 10 years of Eligibility Service.
6.8 Special Qualified Pre-Retirement Survivor Annuity for Non-Spouse Beneficiaries . Effective January 1, 2002, with the consent of his or her spouse that satisfies the requirements of Section 6.5, a Participant who remains employed after reaching Normal Retirement Date may, prior to his or her Annuity Starting Date, waive the Qualified Pre-Retirement Survivor Annuity and designate one or more beneficiary(ies) who shall receive a benefit upon the death of the Participant. The amount of such benefit shall be the amount that would be payable to such beneficiary(ies) had the Participant retired on the day before his actual death and elected option C under Section 6.6 with such beneficiary(ies) designated as his or her contingent annuitants for a survivor benefit of 100%.
6.9 Form of Benefit Fixed as of Annuity Starting Date
(a)	The form of any Plan benefit is fixed as of the Annuity Starting Date, and is not subject to change, except with respect to the provision of any survivor benefit under a QJSA or optional form of benefit.

(b)	Should a QDRO become effective after a Participant’s Annuity Starting Date, the Plan payments may be divided, as provided for under the QDRO, but the total monthly payment that had been made monthly under Plan (before the QDRO) shall not be changed.

ARTICLE VII. EMPLOYEE CONTRIBUTIONS
7.1 Period of Participation
          The period of Contributing Participation of each Participant shall continue from the date of its commencement to the date of his retirement under the Plan or other termination of employment, or Participant election to discontinue contributions.
7.2 Employee Contributions
          Each Participant who satisfies the requirements of Section 3.1(b)(2) shall be eligible to be a Contributing Participant for any payroll period in which he has Earnings in excess of $761.54 and elects to make a contribution, determined in accordance with the following provisions:
(a)	For contributions made on and after the Effective Date, each Participant’s contribution shall be in an amount determined as follows:
(1)	for each such payroll period an amount equal to the sum of (A) 1-3/4% of the excess, if any, of the Contributing Participant’s Earnings for the payroll period over $761.54, but not in excess of the Contribution Base Amount for the payroll period, and (B) 3 1/2% of the excess, if any, of his Earnings for the payroll period over the Contribution Base Amount for the payroll period; and

(2)	for each such month beginning after the Contributing Participant’s 55th birthday, an amount equal to the sum of (A) 2% of the excess, if any, of his Earnings for the payroll period over $761.54, but not in excess of the Contribution Base Amount for the payroll period, and (B) 4% of the excess, if any, of his Earnings for the payroll period over the Contribution Base Amount for the payroll period;
except that for any payroll period in which he has Earnings in excess of $761.54 a Contributing Participant’s contribution shall in no event be less than $5.00.
Notwithstanding the foregoing provisions of this Section, the following shall apply:
(b)	A Participant whose Earnings for any payroll period beginning after March 13, 1987, are not in excess of $761.54 shall be permitted to make a contribution for such payroll period only if he was a Participant in the Prior Plan on August 31, 1982 (or had performed his first Hour of Service prior to September 1, 1982, and elected to become a Contributing Participant on or before December 1, 1982) who makes contributions without interruption until his termination of employment. If such a Contributing Participant discontinues his contributions for any payroll period, he will be permitted to make contributions thereafter only if his Earnings for a payroll period are in excess of $761.54. Furthermore, if such a Participant terminates his participation for any reason and again becomes a Participant, he will be permitted to make contributions thereafter only if his Earnings for a payroll period are in excess of $761.54.
(c)	A Contributing Participant shall not be required to make a contribution for any payroll period commencing after the date on which he makes a Proper Application to discontinue his contributions to the Plan. A Contributing Participant who elects to discontinue making contributions may resume contributions only (i) after the expiration of the 12-month period following the month for which his last contribution was made, and (ii) he has made a Proper Application, to resume his contributions to the Plan.
7.3 Withdrawal of Contributions
(a)	Mandatory Distribution
(1)	A Contributing Participant will receive a mandatory distribution of amounts relating to his employee contributions, as described below.

(2)	Such a mandatory distribution will be made with respect to those Contributing Participants who incur a Severance from Service Date with no vested Basic Benefit, and whose “Contribution Amount” (defined in this Section) does not exceed $5,000 ($3,500 prior to January 1, 1998).

(3)	Any such mandatory distribution shall be made as soon as is practicable, following the Severance from Service Date.

(4)	A Participant’s “Contribution Amount” shall be determined as the greater of:
(A)	the employee contributions made by him under the Plan or the Prior Plan together with interest (calculated under this Section) earned up to the first day of the month in which the Severance from Service Date occurred, or

(B)	the lump sum Actuarial Equivalent as of the Severance from Service Date of the accrued benefit attributable to employee contributions under Code Section 411(c)(2).
(b)	Voluntary Withdrawals. If a Participant’s Contribution Amount (defined in the preceding paragraph) is in excess of $5,000 ($3,500 prior to January 1, 1998), he may withdraw his contribution amount within 60 days after his Severance from Service Date upon Proper Application; provided, however, that if such Participant is legally married, no withdrawal may be made unless the Eligible Spouse consents thereto in accordance with Section 6.5.
(c)	Restrictions on Withdrawals. No Contributing Participant shall be permitted to withdraw his Contribution Amount under the Plan at any time
(1)	while he is employed by an Employer or any Affiliate, or

(2)	after he terminated employment, if he has completed five years of Eligibility Service.
(d)	How to calculate interest with respect to withdrawals. Interest on employee contributions shall be compounded annually and shall be computed from the January 1 following the date of such contribution. Such interest shall be computed at an annual rate as determined in accordance with the Prior Plan for periods prior to March 13, 1987, and at an annual rate of 7% for Plan Year 1987. Effective January 1, 1988, interest shall be calculated at an annual rate which shall be the greater of 7% or 120% of the Federal mid-term rate per Code Section 411(c)(2)(C). Subject to the provisions of Section 7.5, if any Contributing Participant shall withdraw his Contribution Amount after March 13, 1987, no Contributory Benefit or other benefit shall thereafter be payable under the Plan by reason of his being a Contributing Participant during the period in which such contributions were made.
7.4 Repayment of Contributions Previously Withdrawn
          Notwithstanding anything to the contrary contained in the Plan, a Former Participant who was a Contributing Participant and previously had withdrawn his Contribution Amount from the Plan and who is re-employed by the Employer as an Eligible Employee within five years of his prior Severance from Service Date, may repay to the Plan prior to the fifth anniversary of his re-employment date an amount equal to the amount of his previously withdrawn Contribution Amount, plus interest, computed at the rate established with respect to Section 411(c)(2)(C)(iii) of the Code, and compounded annually from the date of such withdrawal. Upon making a repayment as described in the foregoing sentence, such Eligible Employee again shall become a Contributing Participant in the Plan and shall be reinstated with his original period of Contributing Participation, and all other rights and obligations regarding his Contributing Participation in the Plan, in all respects as if no withdrawal of his Contribution Amount had been made.
7.5 Return of Contributions in Event of Death

          If, upon the death of a Participant or Former Participant, no Contributory Benefit is or will thereafter become payable under any provision of the Plan, his Contribution Amount (as determined in accordance with this Article) as of first day of the month in which the death of Participant occurs, shall be returned as a death benefit to the Beneficiary.
7.6 Additional Death Benefit
          If the amount contributed to the Plan by a Contributing Participant or Former Participant under this Article as determined as of the first day of the month in which payments of his Annuity Starting Date, exceed the total amount of all payments of Contributory Benefits and other benefits, including any QPSA, made by reason of his Contributing Participation, then, upon the termination of such payments, the excess shall be returned as a death benefit to the Participant’s Beneficiary.

ARTICLE VIII. THE TRUST, FUNDING AND CONTRIBUTIONS
8.1  Employer Contributions to the Trust Fund
(a)	The Employer shall make Employer contributions under this Plan to the Trust Fund at least once each quarter during each Plan Year. Notwithstanding the preceding sentence, the Committee may direct that contributions be made on a different schedule, as permitted by the Code, without formal Plan amendment.

(b)	The amount of such Employer contributions shall be the amount recommended by the Plan’s enrolled actuary, in compliance with the Code and ERISA, to fund Plan benefits.

(c)	An enrolled actuary hired by the Committee shall make an annual actuarial valuation to estimate the Employer contributions necessary under this Article.
8.2	Employee Contributions to the Trust Fund
(a)	The Employer shall make contributions under this Plan to the Trust Fund of employee contributions at least once per month. Notwithstanding the preceding sentence, the Committee may direct that contributions be made on a different schedule, as permitted by the Code, without formal Plan amendment.

(b)	The amount of such employee contributions shall be in the amount withheld from the employee’s earnings pursuant to Article VII.
8.3	The Trust
(a)	Amounts contributed to the Trust shall be managed and invested, according to the Trust Agreement.

(b)	The Company shall, to the extent allowed under the Trust, establish a funding policy and method, consistent with the objectives of the Plan the applicable requirements of ERISA and the Code.

ARTICLE IX. AMENDMENT AND TERMINATION
9.1  Power to Amend Plan
(a)	The Company, by action of the Board, may, subject to this Section, at any time modify or amend, in whole or in part, any or all of the provisions of the Plan. Any such amendment shall be by an instrument in writing executed by the Board, under its by-laws. Upon the execution of any such instrument, the Plan shall be deemed to have been amended in the manner therein set forth.

(b)	The Employer, the Trustee and each employee, Participant, Former Participant, Eligible Spouse, Beneficiary or any person claiming under or through any of the foregoing shall be bound by any such amendment. However, no such amendment shall make it possible for any of the assets of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries, increase the duties or responsibilities of the Trustee without its consent thereto, or adversely affect any benefits accrued by any Participant prior to such amendment, except as provided in Article XI.

(c)	Amendments and changes in the Plan’s rules and procedures may be made by the Committee and by Employer human resource personnel or benefits representatives, within their sole discretion under Article II, without formal Plan amendment.
9.2  Power to Terminate Plan
(a)	Although the Company intends to maintain the Plan indefinitely, the Company, by action of the Board, may terminate the Plan in its entirety or terminate the participation in the Plan of any Employer with respect to its employees. Any Employer other than the Company, by action of its board of directors, may terminate its participation in the Plan with respect to its employees.
9.3  Allocation of Assets Upon Termination
(a)	General rule. In the event of termination of the Plan, the Committee shall, allocate the assets of the Trust Fund that are available among the applicable Participants, Former Participants, and appropriate Beneficiaries in the manner set forth in Section 4044 of ERISA.

(b)	Full vesting upon termination or partial termination. Upon termination or partial termination of the Plan (as defined by the Code) as to any Participants hereunder, all rights of such

Participants to their accrued Plan benefits theretofore accrued shall become non-forfeitable to the extent then funded.
9.4  Reversion to Employer
          Any Trust Fund assets which remain by reason of actuarial error after all liabilities of the Plan to applicable Participants, Former Participants, and other persons have been satisfied and all expenses of terminating the Plan as to any such persons and liquidating the Trust Fund assets have been paid, shall upon direction of the Committee be paid to the applicable Employer, provided such payment does not contravene any applicable provisions of law.

ARTICLE X. LIMITATION OF BENEFITS
10.1  Construction
          The purpose of this Article is to comply with the provisions of Code Section 415, and all terms and provisions of this Article shall be interpreted and construed consistently with said provisions. The provisions of this Article shall apply notwithstanding any contrary provision of the Plan.
10.2  Definitions
          Solely for the purposes of this Article:
Annual Addition. “Annual Addition” means the sum for any Limitation Year of (a) employer contributions to a plan (or portion thereof) subject to Code Section 415(c) maintained by an Employer or Affiliate, (b) forfeitures under all such plans (or portions thereof), if any, credited to employee accounts, (c) employee contributions under all such plans (or portions thereof), and (d) amounts described in Code Section 419A(d)(2) (relating to post-retirement medical benefits of Key Employees (as defined in the Article entitled “Top Heavy Provisions.”)) or allocated to a pension plan individual medical account described in Code Section 415(l) to the extent includable for purposes of Code Section 415(c)(2). The employee contributions described in clause (c) shall be determined without regard to (i) any rollover contributions, (ii) any repayments of loans, or (iii) any prior distributions repaid to a plan upon the exercise of buyback rights. Employer and employee contributions taken into account as Annual Additions shall include “excess contributions” as defined in Code Section 401(k)(8)(B), “excess aggregate contributions” as defined in Code Section 401(m)(6)(B) and “excess deferrals” as described in Code Section 402(g) (to the extent such deferrals are not distributed to the Participant before the April 15th following the end of the taxable year of the Participant in which such deferrals were made), regardless of whether such amounts are distributed or forfeited. The Annual Additions for any year beginning before January 1, 1987 shall be determined under the law as in effect for such year and shall not be recomputed to treat all employee contributions as Annual Additions.
Compensation Limit. “Compensation Limit” means 100% of the Participant’s average annual Earnings for the three (3) consecutive years in which his Earnings were highest.
Dollar Limit. “Dollar Limit” means, subject to the Section of this Article entitled “Protection of Current Accrued Benefit,” $90,000 as adjusted from time to time (beginning in 1988) to reflect increases in the cost of living pursuant to applicable regulations. The adjustment required pursuant to the preceding sentence for any year shall be the cost of living adjustment which is effective as of the January 1 which occurs in such year. No such adjustment shall be taken into account before the year for which such adjustment first takes effect.
Earnings. “Earnings” for any year shall have the meaning set forth in Treas. Reg. § 1.415-2(d)(11)(i).
10.3  Limitation on Annual Benefits
(a)	Unadjusted Limit. If a Participant’s Plan benefit is payable as a single life annuity or a QJSA, the annual amount of benefit payable to the Participant shall not exceed the lesser of the Dollar Limit or the Compensation Limit.

(b)	Optional Payment Forms. If a Participant’s Plan benefit is payable in any form other than a single life annuity or a QJSA, the annual amount of benefit payable to the Participant shall not exceed the Actuarial Equivalent of a single life annuity which does not exceed the lesser of the Dollar Limit or the Compensation Limit. In making such actuarial adjustment, (a) the actuarial assumptions used shall be those set forth in the Plan, as appropriate according to the form and date of payment, provided that the interest assumption used shall generally not be less than 5%, and (b) no adjustment shall be made for any ancillary benefit provided under the Plan (if applicable) which is not directly related to retirement benefits, including, without limitation, disability benefits, medical benefits, and pre-retirement death benefits, and any death benefit coverage described in the Plan.

(c)	Multi-employer Plans. Any benefits provided under any multi-employer plan to which an Employer or any Affiliate is a party shall be taken into account under this Article only to the extent that the benefits provided under such plan exceed the benefits that would have been provided under such plan if the Participant had no service with an Employer or any Affiliate.
10.4  Adjustments for Early or Late Payment
(a)	Payments Starting Before Social Security Retirement Age But After Age 62. If a Participant’s Plan benefit begins before his Social Security Retirement Age but on or after the date he attains age 62, the Dollar Limit shall be reduced: (a) if the Participant’s Social Security Retirement Age is 65, by 5/9th of 1% for each month by which the commencement of payment of his Plan benefit precedes the month in which he attains age 65; or (b) if the Participant’s Social Security Retirement Age is 66 or 67, by 5/9th of 1% for each of the first 36 months and 5/12th of 1% for each additional month by which the commencement of payment of his Plan benefit precedes the month in which he attains his Social Security Retirement Age.
(b)	Payments Starting Before Age 62. If a Participant’s Plan benefit begins before age 62, the Dollar Limit shall be reduced in accordance with applicable regulations (using the actuarial assumptions set forth in the Actuarial Equivalent, this Plan, provided that the interest assumption used shall be not less than 5%), so that it is equivalent to the Dollar Limit as applied to a pension beginning at age 62.

(c)	Payments Starting After Social Security Retirement Age. If a Participant’s Plan benefit begins after his Social Security Retirement Age, the Dollar Limit shall be increased in accordance with applicable regulations (using the actuarial assumptions set forth in the Actuarial Equivalent, provided that the interest assumption shall not exceed 5%) so that it is actuarially equivalent to the Dollar Limit as applied to a pension beginning at his Social Security Retirement Age.
10.5  Conditional Exemption for Pensions Under $10,000
          The Compensation Limit shall not be applicable to any Plan benefit with respect to a Participant for any year if (a) the annual amount of employer-provided retirement benefits payable with respect to such Participant under this Plan and all other defined benefit plans of all Employers and Affiliates does not exceed $10,000 for such year or any prior year, and (b) such Participant never participated in any defined contribution plan maintained by any Employer or Affiliate.
10.6  Participants with Fewer Than Ten Years of Service
          If a Participant has fewer than 10 years of Service in the aggregate with all Employers and Affiliates at the time his Plan benefit starts, the Compensation Limit and the $10,000 limit described in the Section of this Article entitled “Conditional Exemption for Pensions under $10,000” shall be adjusted by multiplying such amounts by a fraction (a) the numerator of which is the Participant’s number of years of Service (and fraction thereof) and (b) the denominator of which is 10. In no event shall such fraction be less than 1/10th.
10.7  Participants with Fewer Than Ten Years of Participation
          If a Participant has been credited with fewer than 10 “Years of Participation,” the Dollar Limit shall be adjusted by multiplying such amount by a fraction (a) the numerator of which is the Participant’s number of Years of Participation in the Plan (and fraction thereof) and (b) the denominator of which is

10. In no event shall such fraction be less than 1/10th. “Years of Participation” means years of Service for which the Participant is credited with future Service benefits excluding any such year of Service credited (a) for a Plan Year prior to the Plan Year in which the individual first became a Participant, (b) for any period of disability during which the Participant was not permanently and totally disabled (within the meaning of section 22(e)(3) of the Code), and (c) for any period prior to the Effective Date.
10.8  Benefits Payable under More Than One Defined Benefit Plan
          If benefits that are subject to the limitations of Code Section 415 are payable under any other defined benefit plan maintained by an Employer or Affiliate, the benefits payable under this Plan, as limited by this Article, shall be subject to further limitation in order that the amount of employer-provided benefits payable under all defined benefit plans maintained by all Employers and Affiliates shall not, in the aggregate, exceed the benefit limitations described in this Article. If a reduction in the benefits under such defined benefit plans in the aggregate is thus required, such reduction shall be applied in the reverse order in which benefits under such plans would otherwise accrue except as any such other plan may otherwise expressly provide, provided that benefits under any multi-employer plan shall be reduced last.
10.9  Participation in Defined Contribution Plan
(a)	Combined Limitation. Prior to January 1, 2000 and subject to the later paragraph of this Subsection, entitled “Adjustment of Defined Contribution Plan Fraction,” if a Participant has at any time been a Participant in one or more defined contribution plans maintained by an Employer or Affiliate (including any plan so considered as a result of any employee contributions to a defined benefit plan) the sum of his Defined Contribution Plan Fraction and Defined Benefit Plan Fraction as of the close of any year shall in no event exceed 1.0. In order to prevent such sum from exceeding 1.0, benefits under this Plan shall be reduced to the extent necessary for that purpose. Such reduction shall be made prior to any reduction of allocations of Annual Additions under such defined contribution plans which would otherwise be made in order to prevent such sum from exceeding 1.0.

(b)	Defined Contribution Plan Fraction Determination. For purposes of this Section, a Participant’s “Defined Contribution Plan Fraction” shall be determined as follows:
(1)	Numerator. For any year, the numerator shall be the sum of the Annual Additions to the Participant’s account(s) under all such defined contribution plans maintained by any Employer or Affiliate in such year and in all prior years.

(2)	Denominator. For any year, the denominator shall be the sum of the lesser of the following amounts, determined for such year and for each prior year of service with all Employers and Affiliates as if the Participant were covered by a defined contribution plan maintained by such Employers or Affiliates for all such years, but were not covered by any defined benefit plan for any such year:
(A)	one hundred and twenty-five percent (125%) of the maximum dollar limitation applicable to defined contribution plan allocations for such year (as provided in Code Section 415(c)(1)(A) determined without regard to section 415(c)(6)), or

(B)	thirty-five percent (35%) of the Participant’s Earnings for such year.
(c)	Notwithstanding the foregoing, in computing the denominator of the Defined Contribution Plan Fraction for any year ending after 1982, the Committee may elect to determine the portion of such denominator which relates to 1982 and prior years under the method described in Code Section 415(e)(6), in lieu of the method described above. Such election may be made at such time and in such manner as may be provided in applicable Treasury regulations.

(d)	Defined Benefit Plan Fraction Determination. For purposes of this Section, a Participant’s “Defined Benefit Plan Fraction” shall be determined as follows for any year:
(1)	Numerator. The numerator shall be the total projected annual benefit (as defined in Code Section 415(b)(2)) of the Participant under all defined benefit plans maintained by any Employer or Affiliate as of the close of such year, as determined for each such plan for purposes of Code Section 415(e)(2)(A), disregarding benefits derived from employee contributions.

(2)	Denominator. The denominator shall be the lesser of the following amounts:
(i)	one hundred and twenty-five percent (125%) of the Dollar Limit, determined after giving effect to the Section of this Article entitled “Protection of Current Accrued Benefit”, or

(ii)	one hundred and forty percent (140%) of the Compensation Limit.
For purposes of computing the denominator of the Defined Benefit Plan Fraction, (A) the Dollar Limit and the Compensation Limit shall be determined as if years of Service for purposes of the Section of this Article entitled “Participants with Fewer than Ten Years of Service” included future years before the Participant will attain age 65, provided that the year in which the Participant will attain age 65 shall not count as a future year unless it can be reasonably anticipated that the Participant will receive a year of Service for such year and (b) the Dollar Limit shall be determined as if all years of Service (determined after application of clause (A) above) were Years of Participation (and fractions thereof) solely for purposes of the Section of this Article entitled “Participants with Fewer than Ten Years of Participation.”
(e)	Adjustment of Defined Contribution Plan Fraction. If the sum of a Participant’s Defined Benefit Plan Fraction and Defined Contribution Plan Fraction determined as of December 31, 1986 would have exceeded 1.0 had the provisions of this Article as in effect after December 31, 1986 been used to compute such sum, an amount shall be subtracted from the numerator of the Defined Contribution Plan Fraction (not exceeding such numerator) so that the sum of the Defined Contribution Plan Fraction and Defined Benefit Plan Fraction as of the first day of the Limitation Year beginning in 1987 does not exceed 1.0. Such amount shall be equal to the product of:
(1)	the sum of the Defined Contribution Plan Fraction plus the Defined Benefit Plan Fraction as of the determination date minus one, times

(2)	the denominator of the Defined Contribution Plan Fraction as of the determination date.
10.10 Limitation Year
          All determinations under this Article shall be made by reference to the Limitation Year, which shall be the Plan Year.
10.11 Protection of Current Accrued Benefit
          If a Participant’s Plan benefit, determined as if the Participant had terminated employment as of the close of 1986 and expressed in the form of a Qualified Joint and Surviving Spouse Annuity or a single life annuity, as of January 1, 1987, exceeds the limitations of this Article, then the Dollar Limit with respect to such participant shall be equal to his Plan benefit determined as described in this Section. The Dollar Limit as so determined shall include optional benefit forms and early retirement benefits or retirement subsidies that are protected under Code Section 411(d)(6), whether or not the Participant has met all the requirements to qualify for such forms or benefits or subsidies, if and to the extent that they remain so protected as of the date on which the limitations of this Article are applied.
10.12 Rules Regarding 25 Top-Paid Employees

(a)	For purposes of this Section, the following terms shall have the indicated meaning:
Benefits. The term “Benefits” means the sum of the Participant’s accrued benefit and all other benefits to which he is entitled under the Plan.
Restricted Participant. The term “Restricted Participant” means, with respect to a Plan Year, a Highly Compensated Employee who is a Participant and who, if there are more than 25 Highly Compensated Employees, is one of the 25 Highly Compensated Employees with the highest Total Annual Pay. An individual who is a Restricted Participant in a Plan Year shall be a Restricted Participant in a subsequent Plan Year only if he satisfies the conditions of the previous sentence in that subsequent Plan Year. If more than one individual has the same Total Annual Pay, the younger individual shall be deemed to have the higher Total Annual Pay.
Total Annual Pay. The term “Total Annual Pay” means, with respect to any Plan Year, (a) in the case of a Highly Compensated Employee who is not currently employed by an Employer or an Affiliate, the greater of his Earnings (as defined in this Article) for the Plan Year he ceased to be employed by an Employer or an Affiliate or his Earnings for the Plan Year immediately preceding such Plan Year and (b) in the case of a Highly Compensated Employee who is currently employed by an Employer or an Affiliate, the greater of his Earnings for the Plan Year in question or for the prior Plan Year.
(b)	Limitation on Distributions. Subject to the further provisions of this Section, a Restricted Participant may not receive his benefits under this Plan in the form of a single sum payment, or other benefit form under which payments during a single year would exceed the annual payments that would be made on behalf of the Participant under a single life annuity that is the Actuarial Equivalent of his Benefits (other than benefits described in paragraph (c)(1) of this Section.

(c)	Application of Limitation. The limitation of this Section shall not apply to:
(1)	payment of benefits attributable to transferred balances from defined contribution plans or to employee contributions,

(2)	any payment, if the value of Plan assets after such payment equals or exceeds 110 percent of the value of the Plan’s “current liabilities” (within the meaning of Code Section 412(l)(7)), or

(3)	any payment, if the value of the Restricted Participant’s benefits is less than one percent of the value of such “current liabilities.”

(d)	Changes in Law. In the event that Congress should provide by statute, or the Internal Revenue Service should provide by regulation or ruling, that the limitations set forth in this section are no longer necessary for the Plan to meet the requirements of Code Section 401(a) or other applicable provisions of the Code then in effect, such limitations shall become void and shall no longer apply without the necessity of further amendment to the Plan.

ARTICLE XI. GENERAL PROVISIONS
11.1 No Contract of Employment
          Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any employee, and the Plan shall not afford an employee a right of continued employment with the Employer.
11.2 Employer Not Liable for Plan Benefits
          All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund, and the Employer assumes no liability or responsibility therefor.
11.3 Exclusive Benefit and Return of Employer Contributions
(a)	Except as provided in this Section, the assets of the Trust Fund shall be used for the exclusive purposes of providing Plan benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan.

(b)	All Plan contributions are conditioned on their deductibility under Code Section 404.

(c)	Contributions may be returned to the Employer only:
(1)	if a contribution is made to the Trust Fund by the Employer by a mistake of fact, then such contribution may be returned to the Employer within one year after the payment of the contribution;

(2)	if any part or all of a contribution is disallowed as a deduction under Code Section 404, then to the extent a contribution is disallowed as a deduction it may be returned to the Employer within one year after the disallowance;

(3)	if the Internal Revenue Service initially determines that the Plan does not meet the requirements of Code Section 401(a), the Plan shall be null and void from the Effective Date and any contributions shall be returned to the Employer less expenses paid unless the Company elects to make the changes to the Plan necessary to receive a determination from the Internal Revenue Service that the requirements of Section 401(a) are met;

(4)	if the Plan has been terminated, and the rules set out in Section 9.4 are met, then the excess Plan assets shall revert to the Employer.
11.4 Tax Withholding
          The Committee hereby specifically delegates to the Trustee the responsibility to be liable for income tax withholding, and to withhold the appropriate amount from any payment made from the Trust to any payee under the provisions of applicable law and regulation.
11.5 Incompetency or Minority of Payee
(a)	In the event the Committee determines in its discretion that any Participant or Beneficiary, receiving or entitled to receive benefits under the Plan is incompetent to care for his affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, benefit payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the Eligible Spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Committee to have incurred or to be liable for expenses on behalf of such incompetent

(b)	In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of benefits payable under the Plan may be paid to such adult or adults as in the discretionary opinion of the Committee have assumed the custody and principal support of such minor.

(c)	The Committee, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed, before authorizing the payment of benefits in such situations.

(d)	If the Committee is in doubt as to the right of any person to receive a Plan benefit, the Committee may direct the Trustee to retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Trustee to pay such amount into any court of appropriate jurisdiction.

(e)	The Trustee shall not be required to verify or insure that any distributions made to any third parties under this Section are applied for the benefit of such minor or incompetent or incapacitated Beneficiary.

11.6 Missing Payees
          If all or portion of a Participant’s vested Plan benefit becomes payable under the Plan and the Committee after a reasonable search cannot locate the Participant (or his Beneficiary if such Beneficiary is entitled to payment), then, five years after the Participant’s benefit first became payable under the Plan, a notice shall be mailed to the last known address of the Participant. If the Participant does not respond within three months, the Committee may elect, upon advice of counsel, to remove all records of the Participant’s accrued benefit from the Plan’s current records and that benefit shall be used to offset future Employer contributions. If the Participant or his Beneficiary subsequently presents a valid claim for benefits to the Committee, the Committee shall restore and pay the appropriate Plan benefit.
11.7 Alienation and QDROs
(a)	Except as provided in this Section, no accrued Plan benefit whether vested or not, shall be subject to alienation, assignment, pledging, encumbrance, attachment, garnishment; including but not limited to execution, sequestration, or other legal or equitable process, or transferability by operation of law in the event of bankruptcy, insolvency or otherwise.

(b)	The provisions of the preceding paragraph shall not prevent the creation, assignment or recognition of any individual’s right to a benefit payable with respect to a Participant pursuant to a Qualified Domestic Relations Order (QDRO) or any appropriate domestic relations order entered before January 1, 1985.

(c)	“Qualified Domestic Relations Order” or “QDRO” shall mean any judgment, decree or order which (1) meets the basic requirements of Code Section 414(p) and further (2) meets the QDRO requirements set out in the Plan procedures, concerning domestic relations orders, as determined by the final, discretionary authority of the Committee.

(d)	The Committee shall establish reasonable procedures to determine whether a domestic relations order is a QDRO and to administer distributions under a QDRO. If any domestic relations order is received by the Plan, the Committee shall (1) promptly notify the Participant and any Alternate Payee that the order has been received and of the Plan’s procedures for determining whether the order is a QDRO and (2) notify the Participant and each Alternate Payee (or their representatives) of the Committee’s determination.

(e)	“Alternate Payee” shall mean any Eligible Spouse, former Eligible Spouse, child or other dependent of a Participant recognized by a proper domestic relations order as having a right to receive all, or a portion of, a Participant’s benefits under the Plan, as prescribed under Code Section 414(p).

(f)	Should any court order be issued after a Participant’s or Alternate Payee’s death, it will be considered a QDRO only if it (1) relates to and reflects an earlier order issued before death, and (2) meets the QDRO requirements.

(g)	The Committee shall have final, discretionary authority to administer and interpret any QDRO, including any uncertain terms.
11.8 Notice to Committee, Elections
          Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Committee or to such representative as may be designated by it for such purpose and shall be deemed to have been made or given on the date received by the Committee or its representative.
11.9 Merger or Transfer With Other Plans
          The Board shall have the power to completely or partially merge or consolidate this Plan with any other Plan. In the event of any merger or consolidation of the Plan with, or a transfer of the assets and liabilities of the Plan to, any other plan, each Participant must (if such other plan were terminated immediately after such merger, consolidation or transfer) receive a benefit under such other plan which is equal to or greater than the benefit he would have been entitled to receive under the Plan (if the Plan had been terminated immediately prior to such merger, consolidation or transfer).
11.10 Fiduciaries
          Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.
11.11 Plans Shall Comply with Law; and Choice of Law
          It is intended that the Plan conform to and meet the applicable requirements of ERISA and the Code. Except to the extent preempted by ERISA, the validity of the Plan or of any of its provisions shall be determined under, and it shall be construed and administered according to, the laws of the State of New York (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions).
11.12 Qualified Military Service .

          Effective December 12, 1994, notwithstanding any other provision of the Plan to the contrary, contributions, benefits and service credited with respect to qualified military service will be provided in accordance with Code Section 414(u).
11.13 Gender and Number
          Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.
11.14 Headings of Sections and Articles
          The headings of Sections and Articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.
11.15 Illegality of Particular Provisions
          The illegality of any particular provision of this Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.
11.16 Receipt and Release for Payments
          Any payment to any Participant, his legal representative, Beneficiary, or to any guardian or committee appointed for each Participant, or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require such Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Trustee or Employer.
11.17 Action by the Employer

          Whenever the Employer under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.
11.18 Mistaken Payments
          No Participant or Beneficiary shall have any right to any payment made (1) in error, (2) in contravention to the terms of the Plan, the Code, or ERISA, or (3) because the Committee or its delegates were not informed of any death. The Committee shall have full rights under the law and ERISA to recover any such mistaken payment, and the right to recover attorney’s fees and other costs incurred with respect to such recovery. Recovery shall be made from future Plan payments, or by any other available means.
11.19 Participants and Beneficiaries Bound by the Plan
          All employees, Participants, Beneficiaries, as well as their heirs, successors, and assigns shall be bound by the terms of this Plan.
11.20 Direct Rollover Distributions to Other Plans or IRAs
(a)	General Rules. This Section applies to distributions made on or after January 1, 1993. A Distributee (as defined in this Section) may elect, under Plan procedures, to have all or any portion of his proper Plan distribution transferred in a trust-to-trust transfer from the Trust Fund to another qualified plan, certain “IRAs” and certain other vehicles, subject to the restrictions of this Section.

(b)	Definition of “Distributee”. For the purposes of this Section only, a “Distributee” is a Participant, Former Participant, surviving Eligible Spouse, or Alternate Payee, who is eligible under the Plan and Plan procedures to receive any Plan distribution. Distributees shall not include any other non-Eligible Spouse Beneficiary.

(c)	Limits on Distributions Eligible for Direct Rollover. Generally, all or any portion of the accrued, vested Plan benefit payment attributable to the Distributee would be eligible for a trust-to-trust transfer under this Section, provided that the amount is includible in gross income. However, the following distributions are not eligible:
(1)	periodic payments paid out over the life or life expectancy of the Distributee (or joint lives of the Distributee and his Beneficiary);

(2)	equal installment payments scheduled to be made over ten or more years;

(3)	all of any distribution paid to any Distributee during or after the year that the Participant reaches, or would have reached, age 70 1/2; or

(4)	the portion of any distribution that is required to be paid under Code Section 401(a)(9).
(d)	Limits on recipient plans and IRAs. A trust-to-trust transfer from the Trust Fund under this Section can be made only to the trustee or custodian of one of the following “eligible retirement plans” listed below, provided that the transfer is made under Plan procedures, and that the trustee or custodian accepts the trust-to-trust transfer. However, only one trust-to-trust transfer can be made with respect to any single distribution. Such “eligible retirement plans” are:
(1)	a qualified, employer, defined contribution plan;

(2)	an individual retirement account or “IRA,” which holds or which will hold only amounts attributable to qualified employer plans, as described by Code Section 408(d)(3);

(3)	an individual retirement annuity described in Code Section 408(b); and

(4)	an annuity plan described in Code Section 403(a).
(e)	Limits on direct rollovers made by surviving Eligible Spouses. Distributees who are surviving Eligible Spouses, but who are not alternate payees as described by Code Section 414(p), will be able to elect a trust-to-trust transfer only to an IRA or an individual retirement annuity, subject to all of the preceding rules of this Section.

     ARTICLE XII. SPECIAL PROVISIONS FOR GOODYEAR PARTICIPANTS
12.1 Reductions for Goodyear Plan Benefits
          If any employee, former employee, Participant or Former Participant, or the Eligible Spouse, Beneficiary or any other person or trust claiming under or through any of the foregoing, who is entitled to any benefit under this Plan, is or shall become, or upon application would become, entitled to any benefit under the Goodyear Plan attributable to employment with The Goodyear Tire & Rubber Company or any subsidiary or affiliate thereof for any period prior to March 13, 1987 which has been credited as Eligibility Service for the purpose of calculating any pension, benefit or other payment under this Plan, then the amount of such pension, benefit or other payment determined in accordance with the provisions of this Plan and otherwise payable to such person or trust at any time or for any period shall be reduced by the amount (or the Actuarial Equivalent of such amount, if applicable) of any pension, benefit or other payment paid or payable to him or that would upon application become payable to him under the provisions of the Prior Plan at such time or for the corresponding period as determined under the terms of this Plan.
12.2 Miscellaneous Provisions Regarding Goodyear Plan Participants
          This Section shall apply only to an employee or Participant hereunder who is also an employee or Participant (or equivalent term) as defined in the Goodyear Plan. If upon such employee’s separation from service or subsequent death he (or his Eligible Spouse or Beneficiary) is eligible for a benefit under this Plan and under the Goodyear Plan, such employee’s or other persons’s benefit under this Plan shall commence on the same date and shall be payable in the same form of payment as shall apply to his benefit under the Goodyear Plan; provided, however, that if such person’s pension, benefit or other payment under this Plan is payable at a date prior to the date his pension, benefit or other payment can be paid under the Goodyear Plan, for purposes of calculating the applicable reduction under the previous Section, he shall be deemed to have elected to receive his benefit at the earliest date permitted under the Goodyear Plan and in the same form of payment as is applicable under this Plan.

ARTICLE XIII. “TOP-HEAVY” PROVISIONS
13.1 Applicable Plans Included in Determination of “Top Heavy” Status
          For purposes of this Article, “Applicable Plans” shall include (a) each plan of any Employer or Affiliate in which a Key Employee (as defined in the next Section for this Plan, and as defined in Code Section 416(i) for each other Applicable Plan) participates and (b) each other plan of any Employer or Affiliate which enables any plan described in clause (a) of this sentence to meet the requirements of Code Section 401(a)(4) or 410. Any plan not required to be included under the preceding sentence may also be included, at the option of the Committee, provided that the requirements of Code Sections 401(a)(4) and 410 continue to be satisfied for the group of Applicable Plans after such inclusion. Applicable Plans may include terminated plans, frozen plans and, to the extent that benefits are provided with respect to Service with an Employer or Affiliate, multi-employer plans (described in Code Section 414(f)) and multiple employer plans (described in Code Section 413(c)) to which an Employer or Affiliate makes contributions.
13.2 “Key Employee”
(a)	For purposes of this Article, “Key Employee” shall mean an employee (including a former employee, whether or not deceased) of an Employer or an Affiliate who, at any time during a given Plan Year or any of the four (4) preceding Plan Years, is one or more of the following:

(b)	An officer of an Employer or an Affiliate having “compensation” (as defined in Code Sections 415(b)(1)(A) and 415(d) (“Top-Heavy Compensation”) greater than fifty percent (50%) of the maximum dollar limitation described in the Article entitled “Limitation of Benefits” for any such Plan Year; provided, that the number of employees treated as officers shall be no more than fifty (50) or, if fewer, the greater of three (3) employees or ten percent (10%) of the employees (including leased employees as described in Sections 15.1 and 15.2), exclusive of employees described in Code Section 414(q)(8).

(c)	One of the ten (10) employees (a) having Top-Heavy Compensation of more than the maximum dollar limitation for defined contribution plans in effect under Code Section 415(c)(1)(A) and (b) owning (or considered as owning, within the meaning of Code Section 416(i)), the largest percentage interests in value of an Employer or an Affiliate, provided that such percentage interest exceeds one-half percent (.5%) in value. If two (2) employees have the same interest in an Employer or an Affiliate, the employee having the greater Top-Heavy Compensation shall be treated as having the larger interest.

(d)	A person owning or considered as owning, within the meaning of Code Section 416(i), more than five percent (5%) of the outstanding stock of an Employer or an Affiliate, or stock possessing more than five percent (5%) of the total combined voting power of all stock of the corporation (or having more than five percent (5%) of the capital or profits interest in any Employer or Affiliate that is not a corporation, determined under similar principles).

(e)	A one-percent (1%) owner of an Employer or Affiliate having Top-Heavy Compensation of more than $150,000. “One-percent owner” means any person who would be described in the preceding paragraph if “one percent (1%)” were substituted for “five percent (5%)” in each place where it appears therein.
13.3 “Top Heavy” Test
          In any Plan Year beginning January 1, 1984 or thereafter during which the sum, for all Key Employees (as defined in this Section and as defined in Code Section 416(i) for each other Applicable Plan) (and their beneficiaries) of the present value of the cumulative accrued benefits under all Applicable Plans which are defined benefit plans (determined based on an interest assumption of five percent (5%) and the UP-1984 mortality table) and the aggregate of the accounts under all Applicable Plans which are defined contribution plans, exceeds sixty percent (60%) of a similar sum determined for all participants in such plans (but excluding participants who are former Key Employees), the Plan shall be deemed “Top Heavy”. Solely for purposes of determining whether this Plan or any other Applicable Plan is “Top Heavy” for a given Plan Year, the accrued benefit of a participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all Applicable Plans that are defined benefit plans maintained by any Employer or Affiliate, or (b) if there is no method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).
13.4 Determination Dates
          The determination as to whether this Plan is “Top Heavy” for a given Plan Year shall be made as of the last day of the preceding Plan Year (the “Determination Date”); and other Applicable Plans shall be included in determining whether this Plan is “Top Heavy” based on the determination date (as defined in Code Section 414(g)(4)(C)) for each such plan which occurs in the same calendar year as such Determination Date for this Plan. The date on which plan benefits are valued for the purpose of determining the topheaviness of any Applicable Plan which is a defined benefit plan shall be the most recent valuation date used for determining such plan’s minimum funding requirements that occurs during the 12-month period ending on the Determination Date. The date on which plan assets are valued for the purpose of determining the topheaviness of an Applicable Plan which is a defined contribution plan is the most recent valuation date used for valuing plan assets that occurs during the 12-month period ending on the Determination Date.
13.5 Add-Back of Prior Distributions
          Subject to the next Section, distributions from the Plan or any other Applicable Plan during the 5-year period ending on the applicable determination date shall be taken into account in determining whether the Plan is “Top Heavy.”
13.6 Former Employees Disregarded after Five Plan Years
          For Plan Years beginning on or after January 1, 1985, benefits and distributions under this Plan or any other Applicable Plan shall not be taken into account with respect to any individual who has not performed any services as an employee for an Employer or an Affiliate at any time during the 5-year period ending on the applicable determination date.
13.7 Compliance with Code Section 416
          The calculation of the Top-Heavy ratio, and the extent to which distributions, amounts attributable to rollovers or similar transfers to and from this Plan or any other Applicable Plan shall be taken into account in accordance with Code Section 416 and applicable regulations.
13.8 Beneficiaries
          The terms “Key Employee” and, for purposes of this Article “participant” include their beneficiaries.
13.9 Provisions Applicable in “Top Heavy” Plan Years
          For any Plan Year in which the Plan is deemed to be “Top Heavy”, the following provisions shall apply:
(a)	Minimum Accrued Benefit. The accrued benefit derived from employer contributions under the Plan of each Participant who is not a Key Employee, expressed as an annual benefit in single life annuity form beginning at Normal Retirement Date, shall be at least (a) two percent (2%) of the average of such Participant’s Top-Heavy Compensation not in excess of the limits under Code Section 401(a)(17), for the five (5) calendar years in which such average is highest (excluding any such year after the Plan ceased to be “Top Heavy” or during which the Participant had less than one thousand (1,000) Hours of Service) multiplied by (b) the number of Plan Years beginning on or after January 1, 1984 during which the Plan is “Top Heavy” and he has at least 1,000 Hours of Service, but not more than ten (10) years. The foregoing provisions of this paragraph shall apply before the corresponding provision of any Applicable Plan that is a defined contribution plan, and shall, to the extent necessary or appropriate, be deemed satisfied in whole or in part by benefits to the Participant provided under any other Applicable Plan, including without limitation, the actuarial equivalent of accumulated account balances derived from employer contributions under any defined contribution plan (other than employer contributions described in Code Section 401(k)). A Participant’s accrued benefit, determined as of the last day of any Plan Year in which the Plan ceases to be “Top Heavy”, shall not be reduced because the Plan ceased to be “Top Heavy”.
(b)	Adjustment of Combined Limits. Except as otherwise provided by law, “one hundred and twenty-five percent (125%)” in the Article entitled Limitation of Benefits shall become “one hundred percent (100%)” unless the following conditions are met:
(a)	the percentage described in the Top-Heavy Test in this Article does not exceed ninety percent (90%), and

(b)	the Company amends paragraph (a) of this Section to substitute “three percent (3%)” for “two percent (2%)” therein.
Notwithstanding any other provision of this Plan, if the sum of the combined limitation fractions described in the Article entitled Limitation of Benefits, calculated by substituting “100%” for “125%” therein, for any Participant exceeds 100% for the last Plan Year before the Plan becomes “Top Heavy”, such fractions shall be adjusted, in accordance with applicable regulations, so that their sum does not exceed 100% for such Plan Year.
(c)	Vesting. Any Participant shall be vested in his accrued benefit derived from employer contributions on a basis at least as favorable as is provided under the following schedule:

Completed
Years of Vesting Service	Nonforfeitable Interest
2	20%
3	40%
4	60%
5	100%

In any Plan Year in which the Plan is not deemed to be “Top Heavy”, the minimum vested percentage shall be no less than that which was determined as of the last day of the last Plan Year in which the Plan was deemed to be “Top Heavy”.
13.10   Represented Employees
          The preceding Sections shall not apply to any employee included in a unit of employees covered by a collective bargaining agreement, if retirement benefits are the subject of good faith bargaining.

ARTICLE XIV. LEASED EMPLOYEES
14.1 Applicable Plans Included Definitions
          For purposes of this Article XV, the term “Leased Employee” means any person (a) who performs or performed services under the primary direction or control of an Employer or an Affiliate (hereinafter referred to as the “Recipient”) pursuant to an agreement between the Recipient and any other person (hereinafter referred to as the “Leasing Organization”), (b) who has performed such services for the Recipient (including persons related to the Recipient within the meaning of Code Section 144(a)(3)) on a substantially full-time basis for a period of at least one year and (c) whose services are of a type historically performed by employees in the business field of the Recipient. For this purpose, a person is considered to have performed services on a substantially full-time basis for a period of at least one year if, during any consecutive 12-month period, such person has performed: (i) at least 1500 hours of service for the Recipient, or (ii) at least 501 hours of service for the Recipient and a number of hours of service equal to at least seventy-five percent (75%) of the average number of hours that are customarily performed by an employee of that Recipient in the particular position.
14.2 Treatment of Leased Employees
          For purposes of this Plan, a Leased Employee shall be treated as an employee of an Affiliate whose service for the Recipient (including service during the one-year period referred to in Section 15.1 ) is to be taken into account in determining his compliance with the service requirements of the Plan relating to participation and vesting (but not for purposes of determining the amount of his benefits, his entitlement to retirement subsidies or ancillary benefits, or any purpose other than participation and vesting). The Leased Employee shall not be eligible to become a Participant eligible to accrue benefits under the Plan unless and except to the extent that he shall at some time, either before or after his service as a Leased Employee, qualify as an Eligible Employee without regard to the provisions of this Article XVIII (in which event, status as a Leased Employee shall be determined without regard to clause (b) of Section 14.1, to the extent required by applicable law).
14.3 Exception for Employees Covered by Plans of Leasing Organization
     Section 15.2 shall not apply to any Leased Employee if such employee is covered by a money purchase pension plan of the Leasing Organization meeting the requirements of Code Section 414(n)(5) and Leased Employees do not constitute more than 20% of the aggregate “non-highly compensated work force” (as defined in Code Section 414(n)(5)(C)(ii)) of all Employers and Affiliates.

14.4 Construction.
          The purpose of this Article XVIII is to comply with the provisions of Code Section 414(n). All provisions of this Article shall be construed consistently therewith, and, without limiting the generality of the foregoing, no individual shall be treated as a Leased Employee except as required under such section.
               IN WITNESS WHEREOF, K&F Industries, Inc. has caused this amended and restated Plan to be executed on the 31st day of December, 2001.

K&F INDUSTRIES, INC.

By:	/s/ Kenneth M. Schwartz

Kenneth M. Schwartz
Title: President and Chief Operating Officer

Supplement A
1999 Voluntary Early Retirement
Incentive Program
          A.1 Participation. The following provisions shall apply to all Participants who are designated by the Company for participation in Aircraft Braking Systems Corp.’s 1999 Voluntary Early Retirement Incentive Program who terminate employment between October 29, 1999 and December 23, 1999 (“Supplement A Participant”).
          A.2 Addition of Non-Contributory Benefit and Eligibility Service. The Benefit and Eligibility Service of a Supplement A Participant shall be increased by three (3) years.
          A.3 Increase in Age for Early Retirement Factors. For purposes of the reduction set forth in Section 57(b)(4), a Supplement A Participant’s age shall be increased by three (3) years.
          A.4 Improvement in Supplemental Pension. For purposes of the Special Supplemental Non-Contributory Benefit set forth under Section 5.8, a Supplement A Participant’s age shall be increased by three (3) years and his Eligibility and Benefit Service shall be increased by three (3) years.